SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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HERBALIFE LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT 2017

HERBALIFE
NUTRITION

HERBALIFE NUTRITION

Herbalife Ltd. 2017 Proxy Statement

Annual General Meeting of Shareholders

Our 2017 Annual General Meeting of Shareholders

will be held on Thursday, April 27, 2017 at 9:00 a.m., Pacific Daylight Time, at:

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual Meeting in person. However, in order to assure your representation at the Annual Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing a proxy card or voting instruction form. Please follow the instructions on the proxy card or voting instruction form.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2017.

Vote by Internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF

2.	Or scan the QR code with your smartphone

3.	Follow the steps outlined on the secure website

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free within the USA, US territories & Canada 24 hours a day / 7 days a week

Outside the USA, US territories & Canada, call 1.781.575.2300 via a touch tone phone. Standard rates will apply

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683) within the USA, US territories & Canada. Outside the USA, US territories & Canada, call 1.781.575.2300.

2.	Follow the instructions provided by the recorded message.

Herbalife Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Thursday, April 27, 2017

Time:	9:00 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 27, 2017

Proxy voting:

All shareholders are cordially invited to attend the Annual Meeting in person. See Part 1 —“Information concerning solicitation and voting” for details on admission requirements to attend the Annual Meeting.

However, to assure your representation at the Annual Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing a proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form provided to you.

Items of business:

1. Elect the 13 directors named in the Proxy Statement;

2. Approve, on an advisory basis, the Company’s executive compensation;

3. Advise as to the frequency of shareholder advisory votes on the Company’s executive compensation; and

4. Ratify the appointment of the Company’s independent registered public accountants for fiscal 2017.

Shareholders will also act upon such other matters as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on February 27, 2017 are entitled to notice of and to attend and vote at the Annual Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Availability of Materials:	The Proxy Statement and Annual Report to Shareholders are available at http://www.envisionreports.com/HLF.

NOTICE IS HEREBY GIVEN that the 2017 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, or the Company, will be held on Thursday, April 27, 2017 at 9:00 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Sincerely,

MARK J. FRIEDMAN

General Counsel and Corporate Secretary

Los Angeles, California

March 13, 2017

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed below and outlined herein. This Proxy Statement is dated March 13, 2017, and is first being made available to shareholders of the Company on or about March 15, 2017. A Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting was mailed to shareholders of the Company on or about March 15, 2017.

Annual General Meeting of Shareholders

Date:	Thursday, April 27, 2017

Time:	9:00 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 27, 2017

Voting:	Shareholders as of the record date are entitled to vote.

Admission to meeting: Proof of share ownership will be required to enter the Herbalife Ltd. Annual Meeting – see Part 1 – “Information concerning solicitation and voting” for details.

Meeting agenda

1.	Elect the 13 directors named in the Proxy Statement;

2.	Approve, on an advisory basis, the Company’s executive compensation;

3.	Approve, on an advisory basis, the frequency of shareholder advisory votes on the Company’s executive compensation; and

4.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2017.

Shareholders will also act upon such other matters as may properly come before the Meeting.

Voting matters and vote recommendation

Our Board of Directors unanimously recommends that you vote on the proposals to be considered at the Meeting as follows:

Matter		Board vote recommendation	Page Reference (for more detail)
1.	Election of 13 directors	For each director nominee	11
2.	Advisory vote to approve the Company’s executive compensation	For	22
3.	Advisory vote as to the frequency of shareholder advisory votes on the Company’s executive compensation	For 1 Year	23
4.	Ratification of the Company’s independent registered public accountants for fiscal 2017	For	24

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxy summary	i

Proxy Statement table of contents

Table of contents	i

Table of contents	ii

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Thursday, April 27, 2017 at 9:00 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015. Our telephone number is (213) 745-0500.

Record date and voting securities.    Only shareholders of record at the close of business on February 27, 2017, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of and to vote at the Meeting. The Company has one series of common shares, or Common Shares, outstanding. As of the Record Date, 93,085,425 Common Shares were issued and outstanding and held of record by 614 registered holders.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will have no effect in determining whether the required affirmative majority vote has been obtained.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares on the ratification of the appointment of independent registered public accountants, even if the broker or nominee does not receive voting instructions from you.

Directors are elected under a majority voting standard in uncontested director elections (i.e., an election where the number of persons nominated for election does not exceed the number of Directors to be elected); the election of directors at the Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” a director nominee’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and “broker non-votes” will not affect the outcome of the election of directors.

In respect of proposals 2 and 4, to be approved, either proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote on such matter. In respect of determining the outcome of proposals 2 and 4, abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of any such proposals.

Proposal 3 will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the shareholders to the Board of Directors. Abstentions and “broker non-votes” will not affect the outcome of this proposal.

Our annual general meeting of shareholders	1

The results of the advisory vote on the Company’s executive compensation and on the frequency of future advisory votes on the Company’s executive compensation are not binding on the Board of Directors.

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, (b) granting a subsequent proxy through the Internet or telephone or (c) by attending the Meeting and voting in person. However, please note that if you would like to vote at the Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Proxy solicitation.    The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers, and regular employees, without additional compensation, in person, by telephone, facsimile, or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record as of February 27, 2017, authorized proxy holders of such shareholders, and invited guests of the Board of Directors may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the Meeting, you will need to produce picture identification (such as a valid driver’s license or passport) as well as copy of a form of proxy card or voting instruction form or a Notice showing your name and address. If you are an authorized proxy holder of a shareholder of record, in order to attend the Meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to Assistant Corporate Secretary, Herbalife International of America, Inc., 800 W. Olympic Boulevard, Suite 406, Los Angeles, California 90015. Your request must be received on or before April 17, 2017 and include a copy of a form of proxy card or voting instruction form confirming your appointment as a proxy holder. In your request, please include the address where your admission ticket should be mailed, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code.

Meaning of shareholder of record.    You are a shareholder of record only if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company are held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or as to how to vote those shares on your behalf. If your shares are held beneficially and you wish to attend and vote at the Meeting in person, you will need to attend as a proxy holder of the shareholder of record.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they will be beneficial shareholders and will not be shareholders of record. If you hold your shares in “street name” you will not be a shareholder of record.

If you wish to enquire as to whether or not you are a shareholder of record, please contact our Assistant Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Boulevard, Suite 406, Los Angeles, California 90015.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under Part 7 — “Annual report, financial and additional information.”

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held on April 27, 2017. The Proxy Statement and Annual Report to Shareholders are available at http://www.envisionreports.com/HLF.

2	Our annual general meeting of shareholders

Part 2	The board of directors

Director independence

Our Board of Directors has affirmatively determined that each of Messrs. Bermingham, Carmona, Christodoro, Cozza, Dunn, Gary, Lynn, Montelongo and Nelson and Mme. Otero is independent under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are included as part of our Principles of Corporate Governance that are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance.” The NYSE’s independence guidelines and the Company’s Categorical Standards include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company that would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing directors had any relationship with the Company that would compromise his or her independence.

Dr. Carmona received $75,000 in speaking fees in 2016 as disclosed in the “Director Compensation Table” below. We leverage Dr. Carmona’s professional experience — as the 17th Surgeon General of the United States — to provide training and education to our independent members at various Company-sponsored sales events, such as Extravaganzas. Additionally, Messrs. Christodoro, Cozza, Gary, Lynn and Nelson are affiliated with the Icahn Parties (as defined in Part 3 — “Proposal 1: the election of directors”), which beneficially own approximately 22,500,000 Common Shares. However, the Board of Directors affirmatively determined that such relationships did not compromise the independent judgment or the ability to act independent of the Company’s management of any of Dr. Carmona or Messrs. Christodoro, Cozza, Gary, Lynn or Nelson.

Board meetings and attendance

During the fiscal year ended December 31, 2016, the Board of Directors held 15 meetings. Ten Board members attended 100% of these meetings, and the other three attended 14 out of 15 of these meetings. Board members who serve on the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee attended at least 75% of the committee meetings of which they served. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member.

All members of the Board of Directors attended the 2016 annual general meeting of shareholders.

It is the policy of the Board of Directors to hold four regularly scheduled meetings, each of which includes an executive session of non-management directors, led by the Lead Director of the Board of Directors, without the presence of management as well as a session of only the independent directors. Additional meetings of the Board of Directors, executive sessions of non-management directors and sessions of independent directors may be held from time to time as required or determined to be necessary.

Board leadership

Currently Mr. Johnson serves as our Chairman and CEO. The Board previously determined that a board leadership structure featuring a single leader as Chairman and CEO combined with a Lead Director best served the interests of the Company and its shareholders. Combining the roles of Chairman and CEO made it clear that the individual serving in these roles has primary responsibility for managing the Company’s entire business, under the oversight and review of the Board. The Board believed that this approach was appropriate because the CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work

The board of directors	3

of its executive officers, acting as the senior liaison to the independent distributors and leading implementation of the Company’s strategic plans as approved by the Board. This structure resulted in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enabled the CEO to act as the key link between the Board and other members of management.

In addition, the Board believed this structure was appropriate for the Company as the CEO is the person most knowledgeable about the Company and its business and is therefore the individual best able to provide guidance for productive Board meetings. The unique nature of the Company’s direct selling business model requires that the Chairman and CEO forge a close relationship with, and obtain and maintain the trust of, the Company’s independent distributors.

As previously disclosed, effective June 1, 2017, Mr. Johnson will transition to the new role of Executive Chairman and Mr. Richard Goudis, the Company’s Chief Operating Officer since 2010, will succeed Mr. Johnson as CEO. Following this transition, there will continue to be an independent Lead Director. Additionally, following this transition, the roles of Chairman and CEO will be separate.

The Board believes having Mr. Johnson continue to serve as Executive Chairman, following the June 1st transition, provides significant advantages to the Board, as it allows the Board to benefit from his prior experience and knowledge of the Company’s business and affairs, gained through his fourteen years as CEO and ten years as Chairman. The Board also believes this structure will allow Mr. Goudis, previously the Company’s CFO and currently its COO, time to transition into and establish himself in his new role as CEO, while having Mr. Johnson’s support. Additionally, given their long history of working together, the Board is confident that Mr. Johnson’s and Mr. Goudis’ relationship will maintain open and regular communications and relations between the Board of the Directors and the CEO as well as other senior executives.

The unique nature of the Company’s direct selling business model requires that both the Executive Chairman and the CEO forge a close relationship with, and obtain and maintain the trust of, the Company’s independent distributors. These close relationships will continue following the transition discussed above through Mr. Johnson’s continued service as Executive Chairman and the service of Mr. Goudis, who has been with the Company and worked with our independent members since 2004, as CEO.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director elected for a two year term by the independent directors. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman is unable to participate in Board meetings, and is a contact point for major shareholders and third parties who may desire to contact the Board independently of the Chairman and/or CEO. Mr. Dunn has served as Lead Director since April 24, 2014, and was re-elected as Lead Director by the independent directors effective April 28, 2016. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held non-management and independent director sessions, and briefing the Chairman on any issues arising from those sessions;

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	acting as the principal liaison to the Chairman for the views and any concerns and issues of the independent directors;

•	reviewing the development of, revisions to and implementation of strategic plans and initiatives and facilitating explanation and communication in these areas between the Board and management;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board periodically reviews the structure of Board and Company leadership as part of the succession planning process.

The board’s role in risk oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value and to support the achievement of strategic objectives and to improve long-term organizational performance. The first aspect of the Board’s approach to risk management is to determine the appropriate level of risk for the Company generally,

4	The board of directors

followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s consensus as to appropriate levels of risk as to specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business, focusing on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal/compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout our business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in certain areas. In particular, the audit committee focuses on financial risk, including internal controls, and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. The audit committee also handles violations of the Company’s Code of Ethics and related corporate policies. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk taking. Management regularly reports on each such risk to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

2016 Director compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2016.

Name	Fees earned or paid in cash ($)	Equity awards (1) ($)	All other compensation		Total ($)
Richard P. Bermingham	159,500	119,957	—		279,457
Pedro Cardoso	101,500	119,957	1,505,424	(2)	1,726,881
Dr. Richard Carmona	124,000	119,957	75,000	(3)	318,957
Jonathan Christodoro	134,500	119,957	—		254,457
Keith Cozza	103,000	119,957	—		222,957
Jeffrey T. Dunn	137,500	369,897	—		507,397
Hunter C. Gary	123,500	119,957			243,457
Jesse A. Lynn	119,500	119,957	—		239,457
Michael Montelongo	127,000	119,957	—		246,957
James L. Nelson	149,500	119,957	—		269,457
Maria Otero	140,000	119,957	—		259,957
John Tartol	102,500	119,957	1,748,141	(4)	1,970,598

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation—Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying the valuation of equity awards.

(2)	Amount includes $38,000 in fees for speaking at Herbalife events and $1,467,424 in compensation under the Company’s Marketing Plan resulting from Mr. Cardoso’s activities as an Herbalife Member.

(3)	Amount represents fees for speaking at Herbalife events.

(4)	Amount includes $38,000 in fees for speaking at Herbalife events and $1,710,141 in compensation under the Company’s Marketing Plan resulting from Mr. Tartol’s activities as an Herbalife Member.

The board of directors	5

Effective April 24, 2014, each non-management director receives (i) $85,000 per year for services as a director and $5,000 for each Board committee on which the director served, an additional $20,000 per year for the Lead Director, an additional $15,000 per year for the chair of the audit committee, an additional $10,000 per year for the chair of the compensation committee and an additional $10,000 per year for the chair of the nominating and corporate governance committee, (ii) $1,500 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $3,000 for each audit committee meeting attended either in person or telephonically, and (iv) $2,000 for each compensation committee and for each nominating and corporate governance committee meeting attended either in person or telephonically. In addition, on July 18, 2016, the Board of Directors established the implementation oversight committee to oversee the implementation of the Federal Trade Commission’s Consent Order, as discussed in greater detail below under “Committees of the board.” Each member of the independent oversight committee receives $1,000 for each such committee meeting attended either in person or telephonically, and the chair such committee receives additional $15,000 per year.

Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming 12 consecutive months of service from the date the particular membership or service commences. Cash fees for attending Board or committee meetings are paid in the month following the meeting date. Non-management directors also receive an annual equity grant pursuant to the Company’s Amended and Restated Independent Deferred Compensation and Stock Unit Plan, which is part of the Herbalife Ltd. 2014 Stock Incentive Plan, in the form of restricted stock units, or RSUs, with a grant date fair value (as determined for financial reporting purposes) of $120,000 (rounded down to the nearest whole unit that vest on April 15, 2017). The Lead Director also receives an Equity grant upon appointment in the form of RSUs with a grant date fair value (as determined for financial reporting purposes) of $250,000 (rounded down to the nearest whole unit) in respect of his or her two-year term as Lead Director. The RSU award granted to the Lead Director vests on continuation of service as Lead Director in ratable amounts over each quarter over the life of the award. Our Lead Director typically serves for a two-year term and the appointment is reconsidered biannually concurrently with our annual general meeting of shareholders.

6	The board of directors

The table below summarizes the equity-based awards held by the Company’s non-management directors as of December 31, 2016.

Name	Options/ Stock appreciation rights		Stock unit awards
	Number of securities underlying unexercised options/SARs (#) exercisable	Number of securities underlying unexercised options/SARs (#) un-exercisable	Number of Shares or units of stock that have not vested (#)	Market value of Shares or units of stock that have not vested(1) ($)	Exercise price ($)	Expiration date
Richard P. Bermingham	7,503	—			44.79	05/31/2019
Richard P. Bermingham	4,526	—			79.58	12/19/2020
Richard P. Bermingham	—	—	1,919	92,381	—	05/09/2023
Pedro Cardoso	13,064	—			22.94	05/07/2017
Pedro Cardoso	5,452	—			53.29	05/18/2018
Pedro Cardoso	7,503	—			44.79	05/31/2019
Pedro Cardoso	4,526	—			79.58	12/19/2020
Pedro Cardoso	—	—	1,919	92,381	—	05/09/2023
Richard Carmona	4,526	—			79.58	12/19/2020
Richard Carmona	—	—	1,919	92,381	—	05/09/2023
Jonathan Christodoro	4,526	—			79.58	12/19/2020
Jonathan Christodoro	—	—	1,919	92,381	—	05/09/2023
Keith Cozza	4,526	—			79.58	12/19/2020
Keith Cozza	—	—	1,919	92,381	—	05/09/2023
Jeffrey T. Dunn	13,064	—			22.94	05/07/2017
Jeffrey T. Dunn	5,452	—			53.29	05/18/2018
Jeffrey T. Dunn	7,503	—			44.79	05/31/2019
Jeffrey T. Dunn	4,526	—			79.58	12/19/2020
Jeffrey T. Dunn	—	—	1,919	92,381	—	05/09/2023
Jeffrey T. Dunn	—	—	3,066	147,597	—	05/09/2023
Hunter C. Gary	—	—	1,919	92,381	—	05/09/2023
Jesse Lynn	—	—	1,919	92,381	—	05/09/2023
Michael Montelongo	—	—	1,919	92,381	—	05/09/2023
James Nelson	—	—	1,919	92,381	—	05/09/2023
Maria Otero	4,526	—			79.58	12/19/2020
Maria Otero	—	—	1,919	92,381	—	05/09/2023
John Tartol	13,064	—			22.94	05/07/2017
John Tartol	5,452	—			53.29	05/18/2018
John Tartol	7,503	—			44.79	05/31/2019
John Tartol	4,526	—			79.58	12/19/2020
John Tartol	—	—	1,919	92,381	—	05/09/2023

(1)	Market value based on the closing price of a Common Share on the NYSE on December 30, 2016 of $48.14.

The board of directors	7

Shareholder communications with the board of directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including the Lead Director in his or her capacity as such, may do so by writing to Herbalife Ltd., c/o Assistant Corporate Secretary, 800 W. Olympic Blvd, Suite 406, Los Angeles, CA 90015, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling communications received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the audit committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concern relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee. Our Board of Directors has also constituted the implementation oversight committee as discussed below.

Audit committee

The audit committee consists of Messrs. Bermingham, Montelongo and Nelson. Each director who served on the audit committee in 2016 is or was independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. Bermingham, Montelongo and Nelson is financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2016, the audit committee met seven times.

Nominating and corporate governance committee

The nominating and corporate governance committee consists of Messrs. Carmona, Christodoro, Dunn and Lynn.

Each director who served on the nominating and corporate governance committee in 2016 is independent as discussed above under “— Director Independence.” The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

8	The board of directors

In identifying candidates to serve on the Board, the nominating and corporate governance committee first determines the evolving needs of the Board taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail below under Part 3 — “Proposal 1: The Election of Directors — Director Qualifications.” Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Company’s Amended and Restated Memorandum and Articles of Association, or the Memorandum and Articles of Association, should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under Part 7 — “Shareholder nominations.”

The Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2016, the nominating and corporate governance committee met four times.

Compensation committee

The compensation committee consists of Messrs. Bermingham, Christodoro and Gary and Mme. Otero. Each director who served on the compensation committee in 2016 is independent as discussed above under “— Director Independence.” The principal duties of the compensation committee are as follows:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee regulatory compliance with respect to executive compensation matters; and

•	to review the compensation of directors.

Among other duties, the compensation committee is responsible for making the initial risk assessment of the Company’s compensation programs and determining whether those programs require modification to remain consistent with the Board’s determinations as to the levels of risk that are appropriate for the Company. In its assessment, the compensation committee reviewed the Company’s compensation structure and noted numerous ways in which risk is potentially mitigated by practices and policies that include: the balanced mix between short- and long-term incentives; the use of multiple performance measures for the CEO’s annual incentive awards; strong internal controls; the use of stock ownership guidelines; and the existence of an anti-hedging policy. In light of its analysis, the committee believes that the architecture of the Company’s compensation programs provide various safeguards to protect against undue risk-taking.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2016, the compensation committee met eight times.

The board of directors	9

Implementation oversight committee

On July 18, 2016, the Board of Directors established the implementation oversight committee to oversee the implementation of the Federal Trade Commission’s Consent Order entered into on July 15, 2016, or the Consent Order. The implementation oversight committee is comprised of independent members of the Board of Directors and will exist for a period of two years, unless otherwise determined by the Board of Directors. After two years, the duties and responsibilities of the implementation oversight committee will become the duties and responsibilities of the audit committee. Mr. Nelson serves as chair of the implementation oversight committee, and Ms. Otero and Mr. Lynn serve as members of such committee. For more information regarding the Consent Order, see note 7, U.S. Federal Trade Commission Consent Order, of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation committee interlocks and insider participation

During the fiscal year ended December 31, 2016, Mme. Otero and Messrs. Bermingham, Christodoro and Gary served on the compensation committee of the Board of Directors. During the fiscal year ended December 31,

2016, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

10	The board of directors

Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

Our Memorandum and Articles of Association presently provide for not less than one nor more than fifteen directors. The Board of Directors has, by resolution, presently fixed the number of directors at 13. There currently is a full complement of 13 members of the Board of Directors. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

The Board has nominated each of Michael O. Johnson, Jeffrey T. Dunn, Richard P. Bermingham, Pedro Cardoso, Richard H. Carmona, Jonathan Christodoro, Keith Cozza, Hunter C. Gary, Jesse A. Lynn, Michael Montelongo, James L. Nelson, Maria Otero and John Tartol for election as directors to serve one-year terms expiring at the 2018 annual general meeting. The nominations of Messrs. Christodoro, Cozza, Gary, Lynn and Nelson were made pursuant to that certain Second Amended and Restated Support Agreement, or the Support Agreement, dated July 15, 2016, by and among the Company and Carl C. Icahn, Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc., or collectively, the Icahn Parties. A copy of the Support Agreement was filed by the Company on Form 8-K on July 15, 2016. In consideration of these nominations, the Icahn Parties have agreed to vote their Common Shares in favor of the Board’s nominees for director at the Meeting and thereafter for so long as any Icahn Party designee is a member of the Board. The Icahn Parties beneficially own approximately 22,500,000 of our Common Shares. The Support Agreement also includes standstill and voting provisions applicable to the Icahn Parties’ ownership of Company Common Shares. The Company did not receive any shareholder nominations for director.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than 13. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, are available on the Company’s website, www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance

Proposals to be voted on at the meeting	11

committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee believes that it is essential that Board members represent diverse viewpoints. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the nominating and corporate governance committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The nominating and corporate governance committee also considers the terms of the support agreement. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described above under Part 2 — “Committees of the board — Nominating and corporate governance committee.”

12	Proposals to be voted on at the meeting

Set forth below is biographical information about the 13 members of the Board of Directors, each of whom is standing for re-election at the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Nominees for Election as Directors

Michael O. Johnson Age 62 Director since 2003

Mr. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officer and became Chairman of the Board in May 2007. Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Mr. Johnson’s qualifications to serve on our Board include his fourteen years of experience as our Chief Executive Officer, his ten years of experience as our Chairman, and his significant experience in international business matters.

Jeffrey T. Dunn Age 59 Director since 2009

Mr. Dunn currently serves as CEO of Juicero, Inc., a company that manufactures commercial grade, at home cold-press juicers and related customer support applications, since October 2016, and is a Venture Partner at Acre Venture Partners. Prior to joining Juicero, Inc. , Mr. Dunn was President of Campbell Fresh, a division of Campbell Soup Company, where he led the launch of the company’s premium juice and salad dressing businesses, since February 2015. Before joining Campbell Soup Company, Mr. Dunn was CEO and President of Wm. Bolthouse Farms, Inc., since May 2008. Prior to joining Wm. Bolthouse Farms Inc., he was President and CEO of Ubiquity Brands, a rollup of several regional snack food businesses. Mr. Dunn also held various in leadership roles within The Coca-Cola Company, including serving as president of Coca-Cola North America from 1985 until 2004. He earned a bachelor’s degree in business from the University of Georgia and an MBA in management from Pepperdine University.

Mr. Dunn’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 94 countries worldwide; and his service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities.

Proposals to be voted on at the meeting	13

Richard P. Bermingham Age 77 Director since 2004

Mr. Bermingham is currently retired, and has over 40 years of business experience. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf Corporation. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of this then publicly traded company for the period from 1987 to 1994. Mr. Bermingham served on the board of Ignite Restaurant Group, Inc. until December 31, 2013, the board of Interactive Health, Inc. until May 2011 and the board of EaglePicher Corp. until 2012. Mr. Bermingham was a certified public accountant and received his Bachelor of Science degree from the University of Colorado.

Mr. Bermingham’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his past professional financial experience, which provides the Board with important knowledge regarding financial reporting rules; his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

Pedro Cardoso Age 50 Director since 2009

Mr. Cardoso has been an independent Herbalife distributor for 25 years and a member of the Company’s Chairman’s Club since 2005. Mr. Cardoso has built a successful organization of independent Herbalife distributors in several countries. He has been active in training independent Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is also an active volunteer for the Herbalife Family Foundation. Prior to joining Herbalife, Mr. Cardoso served as the Transportation Supervisor of the Avon Company from 1990 to 1992. He received his degree in applied mathematics from the Autonomous University of Lisbon.

Mr. Cardoso’s qualifications to serve on our Board include his 25 years of experience as an independent Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board. His tenure as a independent Herbalife distributor also provides valuable insight into the Company’s growth and development over the 25-year period.

14	Proposals to be voted on at the meeting

Dr. Richard Carmona Age 67 Director since 2013

Dr. Carmona has been Vice Chairman of Canyon Ranch, a life-enhancement company, since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health division and president of the nonprofit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces. Dr. Carmona is a director of Taser International Inc. and the Clorox Company.

Dr. Carmona’s qualifications to serve on our Board include his extensive experience in public health and clinical sciences. His commitment to prevention as an effective means to improve public health and reduce health care costs brings valuable and significant insight to the Board, and his experience serving on other public company boards adds a depth of knowledge as to best practices in corporate governance.

Photo Not Available	Jonathan Christodoro Age 40 Director since 2013

Mr. Christodoro currently serves as an Independent Investment Advisor to Icahn Capital LP, since February 2017. Mr. Christodoro has served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Mr. Christodoro was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C. Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro has been a director of: Xerox Corporation, a provider of document management solutions, since June 2016; Cheniere Energy, Inc., a developer of natural gas liquefaction and export facilities and related pipelines, since August 2015; PayPal Holdings, Inc., a technology platform company that enables digital and mobile payments worldwide, since July 2015; Lyft, Inc., a mobile ride-sharing application, since May 2015; and Enzon Pharmaceuticals, Inc., a biotechnology company, since October 2013 (and has been Chairman of the Board of Enzon since November 2013). Mr. Christodoro was previously a director of: Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, from December 2013 to March 2016; eBay Inc., a global commerce and payments company, from March 2015 to July 2015; Talisman Energy Inc., an independent oil and gas exploration and production company, from December 2013 to May 2015; and American Railcar Industries, Inc., a railcar manufacturing company, from June 2015 to February 2017. American Railcar Industries is indirectly controlled by Carl C. Icahn. Mr. Icahn has or previously had non-controlling interests in each of Xerox, Cheniere, PayPal, eBay, Lyft, Hologic, Talisman, Enzon and Herbalife through the ownership of securities. Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

Mr. Christodoro’s qualifications to serve on our Board include his service on other boards as well as his extensive investment, research and investment banking experience in a variety of industries. Mr. Christodoro was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	15

Keith Cozza Age 38 Director since 2013

Mr. Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014. Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been a director of: Federal-Mogul Holding LLC, since January 2017; The Pep Boys — Manny, Moe & Jack, an automotive parts installer and retailer, since February 2016; IEH Auto Parts LLC, an automotive parts distributor, since June 2015; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; PSC Metals Inc., a metal recycling company, since February 2014; Icahn Enterprises L.P., since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza has also been a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since June 2014. Mr. Cozza was previously a director of FCX Oil & Gas Inc., a wholly-owned subsidiary of Freeport-McMoRan Inc., from October 2015 to April 2016; CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Pep Boys, American Railcar Leasing, IEH Auto Parts, CVR Refining, Icahn Enterprises, PSC Metals, Tropicana and XO Holdings are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Freeport-McMoRan, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Mr. Cozza’s qualifications to serve on our Board include his service on other boards as well as his significant corporate, finance, accounting and investment experience. Mr. Cozza was recommended by the Icahn Parties pursuant to the Support Agreement.

16	Proposals to be voted on at the meeting

Hunter C. Gary Age 42 Director since 2014

Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P. (“IEP”), a master limited partnership and diversified holding company engaged in ten primary business segments which include investment, automotive, energy, gaming, railcar, mining, food packaging, metals, real estate and home fashion, since November 2010. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leads a variety of operational activities for IEP which focus on variety of areas including, technology, merger integration, supply chain, organization transformation, real estate, recruiting and executive compensation. Mr. Gary has served as President of IEP’s Real Estate segment since November 2013 and has lead the information technology and cybersecurity group at IEP since September 2015 while serving as President of Sfire Technology LLC (f.k.a. IEH Technology LLC) since December 2015. Mr. Gary has served as President and Chief Executive Officer of Cadus Corporation (“Cadus”), a company engaged in the acquisition of real estate for renovation or construction and resale, since March 2014 and as a director, since February 2014. Prior to IEP and Cadus, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of IEP, in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC (n.k.a. Insight Portfolio Group LLC). From 1997 to 2002, Mr. Gary worked, most recently as a Managing Director, at Kaufhof Warenhaus AG, a former subsidiary of the Metro Group which was acquired by Hudson’s By Company.

Mr. Gary has been a director of: The Pep Boys – Manny, Moe & Jack (“PBYS”), an automotive parts installer and retailer, since February 2016; IEH Auto Parts LLC (“IEHAP”),

a distributor of automotive aftermarket parts, since June 2015; Ferrous Resources Limited (“Ferrous”), an iron ore mining company, since June 2015; PSC Metals Inc. (“PSC”), a metal recycling company, since May 2012; XO Holdings (“XO”), a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc. (“TPCA”), a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC (“ACF”), a railcar manufacturing company, since July 2015.

Mr. Gary was previously a director of: Federal-Mogul Holdings Corporation (“FDML”), a supplier of automotive powertrain and safety components, from October 2012 to February 2016; Voltari Corporation (“VLTC”), a mobile data services provider, from October 2007 to September 2015; American Railcar Industries, Inc. (“ARI”), a railcar manufacturing company, from January 2008 to June 2015; and Viskase Companies Inc. (“VKSC”), a meat casing company, from August 2012 to June 2015.

ACF, ARI, Cadus, FDML, Ferrous, IEHAP, IEP, PBYS, PSC, TPCA, VKSE, VLTC, WPH and XO of which each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in HLF through the ownership of securities.

Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

Mr. Gary’s qualifications to serve on our Board include his extensive experience dealing with operations and oversight matters for a variety of companies which, in addition to his experience as a director of various companies, enables him to advise our board on a range of matters. Mr. Gary was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	17

Jesse A. Lynn Age 46 Director since 2014

Mr. Lynn has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since January 2015. From September 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from February 2000 until September 2004. From September 1996 until February 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn has been a director of The Manitowoc Company, Inc., a capital goods manufacturer, since April 2015. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.

Mr. Lynn’s qualifications to serve on our Board include his legal and finance experience gained both in private practice as well as his positions with Icahn Enterprises. Mr. Lynn was recommended by the Icahn Parties pursuant to the Support Agreement.

18	Proposals to be voted on at the meeting

Michael Montelongo Age 61 Director since 2015

The Honorable Michael Montelongo, a former presidential appointee and Senate-confirmed official, has been President and Chief Executive Officer of GRC Advisory Services, LLC, a private firm specializing in board governance, risk management, and compliance matters, since July 2016. He is also a senior advisor at leadershipForward, a premier leadership performance firm serving Fortune 500 and small business clients and serves on the boards of the Larry H. Miller Management Corporation, Exostar LLC, and Aerospace Corporation. Mr. Montelongo is an experienced c-level executive and board governance leader who has led commercial, government, and non-profit organizations and brings a unique and broad service industry and customer experience skill set in facilities and food service management, retail services, outsourced technical services, telecommunications, professional services, and aerospace/defense, including tours in the U.S. Senate and the Pentagon. Focusing on strategy, financial and risk management (including cyber-risk), policymaking, and operations excellence for global commercial and public sector enterprises, he is recognized for leading change in large organizations.

Most recently, Mr. Montelongo served as chief administrative officer and senior vice president, public policy and corporate affairs for Sodexo, Inc., the leading $9 billion, 133,000-person quality of life services enterprise in North America from January 2008 until July 2016. Previously, he was a Bush White House appointee serving as the 19th assistant secretary for financial management and chief financial officer of the U.S. Air Force and concluded his tenure at the Pentagon as acting secretary of the Air Force. A public policy expert, he is a lifetime member of the Council on Foreign Relations. Before joining the Bush administration, Mr. Montelongo was an executive with a global management consulting firm, a regional telecommunications company, and completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate, and service as an assistant professor teaching economics and political science at West Point.

Mr. Montelongo earned his bachelor’s degree in science from West Point and an M.B.A. from Harvard Business School.

Mr. Montelongo’s qualifications to serve on our Board include his experience as a c-level executive and corporate governance leader for commercial, government, and non-profit organizations, which helps the Board better appreciate federal government and regulatory matters and understand management’s day-to-day actions and responsibilities; his past professional financial and audit committee experience, which provides the Board with important financial and compliance insight; his service with a global food service firm focused on health, wellness, and nutrition, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his significant experience regarding international business matters, which is relevant to the Company in light of its operations across 94 countries worldwide; and his experience on other private and public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

Proposals to be voted on at the meeting	19

James L. Nelson Age 67 Director since 2014

Mr. Nelson has served as a director and member of the audit committee of Icahn Enterprises GP (IEP) since June 2001. Mr. Nelson has served as director of New York REIT since November 2015. Mr. Nelson has served as a director and member of audit committees of the Viskase Companies, Inc. from April 2003 through April 2010 and American Entertainment Properties Corp. from December 2003 until March 2013. He was a director of Tropicana Entertainment Inc. from March 2010 until May 2014 and was a member of its audit committee from March 2010 until December 2013 and a member of its nominating and governance committee until his resignation in May 2014. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company from 1986 until 2009. From March 1998 through 2003, he was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. From January 2008 through June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, he was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, he served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and maker of video games and video game peripherals. From June 2011 to September 2015, Mr. Nelson served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (f/k/a Motricity Inc.). From January 2012 to September 2015, he served as Chairman of Voltari’s board of directors. From November 2013 until August 2014, Mr. Nelson served as a director of VII Peaks Co- Optivist Income BDC II, Inc., an externally managed, closed-end management investment company and from April 2014 until August 2014 as a director of Ubiquity Corp.

Mr. Nelson brings to his service as a director his significant experience in leadership roles serving as Chief Executive Officer, Director and Chairman of audit committees. Mr. Nelson was recommended by the Icahn Parties pursuant to the Support Agreement.

20	Proposals to be voted on at the meeting

Maria Otero Age 66 Director since 2013

Ms. Otero currently serves on the boards of Development Alternatives Inc. In 2009 she was nominated by President Obama and confirmed by the US Senate to serve as Undersecretary of State for Democracy and Global Affairs. On January 17, 2012, Secretary Clinton named Maria Otero as Undersecretary for Civilian Security, Democracy, and Human Rights, a newly created office and position at the State Department, where she served until 2013. During her time at the Department of State, Undersecretary Otero also served as the President’s Special Coordinator for Tibetan Issues. She became the highest ranking Hispanic official at the State Department and the first Latina undersecretary in its history. From 2000 to 2009 Ms. Otero served as President and CEO of Accion International, a global microfinance organization operating in 26 countries. In that capacity she chaired the board of Accion Investments, a global equity investment fund and represented Accion on the board of several microfinance banks. She was appointed by President Clinton to chair the board of the Inter-American Foundation and by President Bush to serve as vice-chair on the board of the US Institute of Peace. In 2006, she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. She also chaired the board of Bread for the World, and served on the boards of the Calvert Foundation and BRAC in Bangladesh. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID. She is a member of the Council of Foreign Relations. Ms. Otero holds an M.A. in literature from the University of Maryland; an M.A. in International Relations from the Paul H. Nitze School of Advanced International Studies (SAIS), at the Johns Hopkins University; and holds an honorary Doctorate of Humane Letters from Dartmouth College.

Ms. Otero’s qualifications to serve on our Board include an expansive career focused on empowering those less fortunate around the world, and her leadership, extensive public service and microfinance experience which add a valuable breadth and depth of knowledge to the Board.

John Tartol Age 65 Director since 2005

Mr. Tartol has been an independent Herbalife distributor for 35 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other independent Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a Bachelor’s degree in finance from the University of Illinois.

Mr. Tartol’s qualifications to serve on our Board include his 35 years of experience as an independent Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent Herbalife distributors, the ultimate drivers of our business, to the Board. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 35-year period.

Proposals to be voted on at the meeting	21

Proposal 2: Approve, on an advisory basis, the Company’s executive compensation

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling food, dietary supplements and personal care products that are regulated at varying levels in the 94 markets where we operate through a direct selling independent sales organization. Our program is further designed to advance our shareholders’ interests in a manner that is consistent with our Company value of “operating with integrity and transparency.” The compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourages our executives to achieve short-term financial goals.

The vast majority of the compensation of the Company’s named executive officers — the officers identified in Part 4 — “Compensation discussion and analysis” — is tied to Company operating and share price performance. Volume Point growth, operating income and earnings per share are used to determine executives’ annual incentive compensation. Long term incentives were provided to our named executive officers in 2016 in the form of an annual grant of stock appreciation rights, or SARs, that are subject to performance and service criteria. These awards directly align the long-term interests of our executives with those of our shareholders.

At our 2016 annual general meeting, our shareholders expressed strong support for our 2015 executive compensation program, with over 94% of votes cast in favor of the advisory vote proposal. When designing our 2016 executive compensation program, the compensation committee of the Board of Directors, or the Committee, considered, among other things, our 2012–2016 financial performance, incentives that reward shareholder value creation and shareholder feedback, and after careful consideration, determined to model our 2016 executive compensation program after our 2015 program.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk taking, against three performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2018 annual general meeting and the Company currently intends to offer shareholders this advisory vote on an annual basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION.

22	Proposals to be voted on at the meeting

Proposal 3: Advise as to the frequency of shareholder advisory votes on the Company’s executive compensation

In proposal 2 above, we are asking shareholders to vote on an advisory resolution on executive compensation. As part of the Board of Director’s commitment to excellence and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in this proposal 3 we are asking shareholders to vote on whether future advisory votes on executive compensation should occur every 1, 2 or 3 years.

After careful consideration, the Board has determined that continuing to hold an advisory vote on executive compensation every year is the most appropriate policy for the Company, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that compensation disclosures are made annually. Continuing to hold an annual advisory vote on executive compensation would continue the established practice of shareholders providing the Company with more direct and immediate feedback on those compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation by the time of the following year’s annual general meeting of shareholders.

Please mark on the proxy card your preference as to the frequency of holding “Say-on-Pay” shareholder advisory votes as either every 1 year, every 2 years, or every 3 years or mark “abstain.” You are not voting to approve or disapprove the Board of Directors’ recommendation on this item.

While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS TO THE FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION.

Proposals to be voted on at the meeting	23

Proposal 4: Ratification of the appointment of independent registered public accountants

The audit committee has selected PricewaterhouseCoopers, or PwC, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017. Services provided to the Company and its subsidiaries by PwC in fiscal 2016 and 2015 are described below under “— Fees to independent registered public accountants for fiscal 2016 and 2015.” Additional information regarding the audit committee is set forth in the “Audit committee report.”

The Memorandum and Articles of Association do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accountants. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accountants. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of PwC will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit committee report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and PwC. Management represented to the audit committee that the consolidated financial statements for fiscal year 2016 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•

The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2016 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

PwC also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and the audit committee has discussed with PwC the accounting firm’s independence. The audit committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, which have been filed with the SEC. The audit committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2017.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Richard P. Bermingham (Chairman)

Michael Montelongo

James L. Nelson

24	Proposals to be voted on at the meeting

Fees to independent registered public accountants for fiscal 2016 and 2015

The following fees were paid to PwC:

	2016		2015
Audit fees	$5,883,000	(1)	$5,779,000	(1)
Audit-related fees(2)	$38,000		—
Tax fees(3)	$2,185,000		$1,460,000
Total	$8,106,000		$7,239,000

(1)	Audit fees for 2016 and 2015 consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2016 and December 31, 2015, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported under “Audit fees”.

(3)	Tax fees were billed for tax compliance and tax guidance.

Pre-approval policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the

Company’s external auditor cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2017.

Proposals to be voted on at the meeting	25

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2016 executive compensation program as it relates our “named executive officers”, or NEOs:

Michael O. Johnson	Chairman and Chief Executive Officer

Desmond Walsh	President

Richard P. Goudis	Chief Operating Officer

John G. DeSimone	Chief Financial Officer

Alan L. Hoffman	Executive Vice President of Global Corporate Affairs

Executive summary of our compensation program

Financial performance under annual incentive program

The Company’s financial performance is a key factor in determining compensation for our named executive officers. As discussed further below, Volume Points (and Volume Point growth), Operating Income and EPS (each adjusted, as applicable, in the manner discussed below the following table) are the performance metrics used for purposes of our annual incentive program.

In fiscal 2016, we delivered excellent business performance despite a significant impact from foreign currency fluctuations, especially in the fourth quarter after the general elections in the United States, reflecting that approximately 80% of the Company’s sales are derived outside the U.S. We exceeded our 2016 performance targets that we believe were aligned with the expectations of our shareholders. When set by the Committee, these performance targets were stated in constant currency to remove the impact of foreign currency fluctuations on evaluating the Company’s business performance for purposes of determining incentive compensation for our NEOs. In 2016, foreign currency negatively impacted our Operating Income and EPS performance metrics (each as adjusted) by approximately $116 million and $0.95, respectively.

The results of our performance metrics in 2016 reflect our ongoing transition from a distribution focus to a more consumer-based, daily consumption orientation to our sales and marketing strategies, and we believe it is creating a stronger company for the long-term:

	2012	2013	2014	2015	2016	2016 Target
Volume Points (millions)	4,720	5,337	5,443	5,336	5,582	5,502
Operating Income ($, millions)(1)	661.4	800.0	792.1	648.0	637.9	598.9
EPS ($) (diluted)(1)	3.94	5.37	5.93	5.00	4.83	4.55
Adjusted closing share price at year end ($)	32.03	78.35	37.70	53.62	48.14	N/A

(1)

Operating Income and EPS for 2012 represent as-reported U.S. GAAP measures. Operating Income and EPS for 2013 – 2015 are adjusted to exclude the impact of re-measurement and impairment losses related to Venezuela. Operating Income and EPS for 2013 – 2016 are adjusted to exclude expenses relating to challenges to the Company’s business model. Operating Income and EPS for 2013 are also adjusted to exclude expenses incurred for the re-audit of our 2010-2012 financial statements, or the Re-audit. Operating Income and EPS for 2014 are also adjusted to exclude certain non-recurring expenses associated with Member payments related to Venezuela and asset impairment charges. Operating Income and EPS for 2014 and 2015 are also adjusted to exclude the legal reserve for the Bostick case. Operating Income and EPS for 2015 are also adjusted to exclude foreign exchange gain from

26	Executive compensation

Euro/USD exposure on intercompany balances, and the recovery of asset impairment charges. Operating Income and EPS for 2014 – 2016 are also adjusted to exclude expenses related to regulatory inquiries, expenses incurred for the recovery of Re-audit fees and non-cash interest costs associated with our convertible notes. Operating Income and EPS for 2016 are also adjusted to exclude arbitration award in connection with the Re-audit, regulatory settlements, FTC Consent Order implementation and China grant income.

Strategic accomplishments

In addition to the financial performance discussed above, the Company achieved key strategic accomplishments in 2016 that provided significant support for the Company’s continued growth and success. These include:

•	expanding the global roll-out and member acceptance of daily consumption based sales and marketing activities;

•	expanding upon our “gold standard” consumer protection program which we believe is the leading program in the direct selling industry;

•

continuing the global roll out of several structural changes made to our marketing plan to assist in the transition from a distribution focus to a more consumer orientation to our sale and marketing strategies, including: “4k qualification” (qualification for our sales leaders over a one year period which has resulted in higher retention rates), first order limitations, and no field sales for qualifying sales leaders;

•

increasing the Company’s vertical manufacturing capacity and capability for our key products, achieving ISO17025 certification for all of our quality control labs around the world, expanding our HIM Winston Salem facility and the opening of our HIM Nanjing manufacturing facility in China;

•	continuing execution of our “build it better” program, resulting in continuous improvement efforts throughout the Company;

•	commencing the upgrade of our global Oracle ERP system with a mid-2017 expected go-live;

•

implementing new procedures and enhancing certain existing procedures in the U.S. in connection with the July 2016 FTC consent order, including initiation of the segmentation of our independent member base in the U.S. into “preferred members” and “distributors”, roll out of a new preferred member website and new mobile receipt tools to assist distributors documenting sales to their customers; and

•	increasing the number and effectiveness of our product access points and distribution facilities.

Compensation program that aligns pay and performance

Our executive compensation program is designed to attract, motivate and encourage a long-term commitment from talented and high-performing executives to lead the Company’s global success selling nutrition products including: food, dietary supplements and personal care products that are regulated at varying levels in the 94 markets where we operate through a direct selling independent sales organization. Our program is further designed to advance our shareholders’ interests in a manner consistent with our Company value of “operating with integrity and transparency.” The compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourages our executives to achieve short-term financial goals. The compensation committee of the Board of Directors, or the Committee, has the responsibility for establishing, developing and implementing these programs while ensuring an appropriate level of risk taking by the Company’s executives.

The direct compensation of our NEOs in 2016 consisted of base salary, annual cash incentives, and grants of equity in the form of performance SARs. To create, and reinforce, a pay for performance culture and increase alignment with the expectations of investors in the Company, the annual cash incentives and performance SAR components of compensation comprise the vast majority of the total compensation of our NEOs. In setting target compensation, the Committee annually reviews the total compensation opportunity for the executive compared to comparable executives within the Herbalife Peer Group, as defined below, along with other comparative factors. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company performance.

For 2016, the percentage of targeted direct compensation provided in the form of annual and long-term incentives tied to the Company’s performance was 85% for our CEO and between 63% and 78% for our other NEOs. As reflected under the “2016 Summary compensation table,” actual compensation paid provided in the form of such incentives, was 88% of total compensation for our CEO and between 70% and 81% of total compensation for our other NEOs.

Executive compensation	27

The Committee believes there are several key financial performance measures that drive our share value — Volume Point growth, Operating Income and EPS. A variety of these three measures is used in the annual incentive plans for our NEOs depending on the line-of-sight influence each executive may have on a particular metric. Each of these measures is more fully described in “Annual Incentive Awards — Targets and Award Determination” below. Long-term incentives granted to our NEOs in 2016 were exclusively in the form of performance SARs which provide a direct alignment with the expectations of the Company’s investors to enhance long-term shareholder value. While the use of SARs in and of themselves only have value to our named executives if our share price increases, the vesting of these SARs requires certain performance criteria to be met and will not vest if sales leader retention goals (i.e. retention of the company’s independent distributor sales leaders) are not achieved. The use of this metric helps management align the business strategies to ensure that marketing and sales programs and promotions lead to enhanced retention of the company’s most senior distributors.

The program’s most effective feature is its direct emphasis on share price appreciation, which is most relevant to our shareholders, and ensures that pay and performance are aligned. Performance SARs have represented 74%, 55% and 62% of total targeted compensation for our CEO in 2014, 2015 and 2016, respectively.

Say on pay

Our shareholders have consistently expressed strong support for our executive compensation program, with over 87% of votes cast in favor of our executive compensation program since shareholder advisory vote over our executive compensation program was sought beginning with our 2011 annual general meeting, At our 2016 annual general meeting, our shareholders continued to show their strong support, with over 94% of votes cast in favor of the advisory “say on pay” vote proposal in respect of our 2015 executive compensation program. When designing our 2016 executive compensation program, the Committee considered, among other things, our 2012–2016 financial performance, incentives that reward shareholder value creation and shareholder feedback, and after careful consideration, determined to model our 2016 executive compensation program after our 2015 program. The Committee did not make any material changes to our 2016 executive compensation program as a result of the say on pay vote; however, there are changes that have been made to our 2017 program, described below in the section entitled “2017 Compensation changes”.

Things we do

Our executive compensation program is simple in design, and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture, a keen focus on profitability as well as retaining key executives. These guidelines include:

•	tying the vast majority of the income opportunity available to our executives to long-term growth in shareholder value;

•	incorporating a performance measure relative to improving sales leader retention to trigger the vesting of annual equity awards for all Section 16 officers;

•	making annual incentive awards available only to the extent that key financial performance goals that ensure profitable and efficient business growth are achieved;

•	imposing caps on awards payable to each NEO under our annual incentive plan;

•

imposing two additional caps on amounts payable under our annual incentive plan: (i) aggregate payments to all employees collectively must be equal to or less than 10% of Operating Income, and (ii) total management bonus payment should not exceed the annual bonus payout to the Company’s most senior independent members;

•	the Committee retaining and regularly consulting with an independent compensation advisor;

•	the Committee annually reviewing current public data regarding the Herbalife Peer Group when compensation decisions are made;

28	Executive compensation

•	prohibiting pledging, hedging and other types of securities transactions intended to lock in gain on share price appreciation;

•	subjecting our Section 16 officers to compensation “clawbacks” in the event of a financial misstatement per the Company’s clawback policy;

•

encouraging our NEOs to hold Common Shares and/or vested equity awards with an aggregate value equal to five times, with respect to our CEO, or two times, with respect to our other NEOs, their respective base salaries; and

•

providing limited perquisites that generally reinforce the Company’s strategy and culture of supporting healthy, active lifestyles. These perquisites will be eliminated for all relevant staff in the Company beginning in 2017.

Things we don’t do

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

•	we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance against annually established goals as established by the Committee;

•	we do not re-price or back-date equity awards;

•	we do not issue equity awards with below market exercise prices;

•	we do not provide supplemental retirement benefits;

•

we do not provide excise tax gross ups to our NEOs, with the exception of benefits payable to Mr. Johnson in the event of a change in control, which were grandfathered from his initial 2003 employment contract into his employment agreement currently in effect, but will be eliminated on June 1, 2017; and

•	we do not encourage excessive or imprudent risk taking.

2017 Compensation changes

In 2017, as part of the company’s “build it better” philosophy, we are committed to continue to improve the alignment of our compensation program with shareholder value creation, while balancing the need to retain a strong leadership team. The Committee believes the changes being made to our compensation program for 2017 will further improve the alignment between executive compensation and the interests of shareholders. Highlights of our 2017 changes and the primary reasons for such changes are described below:

Elimination of Mr. Johnson’s excise tax gross-ups
Change made	Reason for change

Eliminated tax gross-ups for Mr. Johnson in the event of a change in control.

•       Effective June 1, 2017, Mr. Johnson will no longer be entitled to any tax gross-up payments in connection with amounts that may be payable to him in the event of a change in control.

•       In connection with Mr. Johnson’s transition to Executive Chairman effective June 1, 2017, we entered a letter agreement which eliminates his entitlement to any tax gross-up payments in the event of a change in control.

•       Mr. Goudis’ employment agreement that will be effective June 1, 2017 when he becomes CEO does not provide for excise tax gross ups.

2017 Performance SARs grant
Change made	Reason for change
Changed determination of when performance-based SARs vest. • Vest three years from grant date (subject to potential, partial early vesting) based upon achievement of established performance criteria.

•       Clarify that vesting of performance-based SARs is based on the Company’s performance over a three-year period.

•       Increased the difficulty to achieve the performance criteria by increasing the threshold and maximum achievement levels to drive continual improvement.

Executive compensation	29

•       Increased the difficulty to meet the performance criteria by updating the threshold and maximum achievement.

•       Amount of vesting threshold determined based on three-year average sales leader retention rate exceeding 48%.

•       If sales leader retention rate after the completion of the first year from grant date equals or exceeds 52%, then 20% of the award will vest.

•       If sales leader retention rate after the completion of the second year from grant date equals or exceeds 52%, then an additional 20% of the award will vest.

Peer group
Change made	Reason for change

Eliminated companies with dissimilar products and notably lower revenues and added some new peers.

•       Removed Monster Beverage Corporation and Weight Watchers International, Inc.

•       Added Campbell Soup Company, Post Holdings, Inc. and The WhiteWave Foods Company.

Each added company:

•       Manufactures, markets and sells a food product (including some focus on health conscious markets).

•       Is size appropriate as a peer in terms of both revenue and market cap.

•       Has international sales.

Long-term incentive awards
Change made	Reason for change

Added performance share unit awards, or PSUs, as part of long-term equity incentive program.

•       PSUs will be granted to Mr. Goudis in June 2017 pursuant to his amended employment agreement.

•       Beginning in 2018, PSUs will be awarded to executive employees eligible to receive equity grants.

•       Increase alignment of equity compensation with total shareholder return.

•       Reward management for accelerating the Company’s growth.

•       Align executives with shareholders through share ownership (provided PSUs are earned).

•       Align with prevalent market practices.

•       Broaden performance focus and accountability of our NEOs.

•       Require multi-year performance in order for PSUs to be earned.

Annual cash incentives
Change made	Reason for change
Consolidated existing three performance measures (EPS, Volume Point and Operating Income) into two measures, (Volume Point and Operating Income), with a weighting of 30% and 70%, respectively.	• Simplify performance measures. • Align all employees to the same targets.

30	Executive compensation

Executive severance
Change made	Reason for change

Approved Herbalife International of America, Inc. Executive Officer Severance Plan (the “Severance Plan) to take effect in 2017.

•       For termination without cause or by executive for good reason, severance payment is equal to 2x annual base salary, in the case of the CEO (equal to Mr. Goudis’ current multiple), and 1x annual base salary in the case of the President, COO and CFO.

•       Reduce and simplify the potential severance to Mr. Goudis, as CEO (relative to his current potential severance, and relative to Mr. Johnson’s potential severance, as the current CEO).

•       Allow for consistent treatment of severance benefits to all executives.

•       Eliminate Company provision of outplacement services as part of severance package.

The multiple decreases after five years of plan participation (in the case of the CEO, to 1.5x).

•       Payment of pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs, based on the actual performance of Herbalife International over the entire year and the number of days worked by the executive in such year.

•       No outplacement or continued health payments will be provided.

•       Participation in plan terminates if termination is a result of death, disability, cause or resignation without good reason.

•       Inclusion of “Cause” and “Good Reason” definitions that expand the grounds for potential “Cause,” while narrowing the grounds for potential “Good Reason.”

•       Tie payment of bonus for year of termination with performance of Herbalife International.

•       Include “Cause” and “Good Reason” definitions that are more shareholder-friendly and ensure that a termination triggering severance is appropriate and balanced with the interests of the Company and Severance Plan participants.

•       Establish a uniform severance plan for eligible NEOs.

Elimination of executive perquisites
Change made	Reason for change

NEOs will be perquisite free.

•       Effective January 1, 2017, the executive wellness program, executive physical and financial planning benefits will cease.

•       Adjustment will be made to offset financial impact of removing such perquisites (estimated to be between a range of 1.8% to 4.3% of base salary).

• Promote alignment with Company’s “pay for performance” philosophy and align the senior most executives with benefits provided to all employees.

Executive compensation	31

Executive compensation program objectives

As a leader in the nutritional products industry, manufacturing approximately 65% of our own products, sold through a direct selling distribution channel, generating approximately 80% of our net sales outside the United States for the year ended December 31, 2016, we operate in an environment of challenging regulatory, economic and geopolitical uncertainty. Our success depends on the leadership of a highly-talented, adaptive and dedicated executive team. Our compensation program for our NEOs provides competitive rewards to executives who contribute to our annual success in achieving growth in revenues and profitability, as well as making strategic decisions that should lead to increasing shareholder returns over time.

The Committee believes that shareholder interests are advanced if the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee developed its executive compensation program guided by a “pay for performance” organizing framework and the resulting underlying principles listed below:

Principle	Implication on HLF Program	Rationale

The program must attract and encourage a long-term commitment from talented executives necessary to lead our global nutrition business and advance shareholders’ interests in a manner consistent with our company value of “operating with integrity and transparency”.

• Strong emphasis on long-term incentives and shareholder value creation. • Performance considerations reflect the Company’s values and strategy and an appropriate balance of risk and reward.

• Long-term performance and shareholder value helps mitigate risk and encourage growth.

• Operating with integrity and transparency is a key corporate value that must be central to how we conduct our business.

Compensation opportunities must be competitive with the pay practices of companies that operate in global markets and able to attract and retain high-performing, highly-employable executive talent with similar executive skills and capabilities.

• Peer group reflects the market in which we reasonably compete for executive talent.

• We reference both proxy-sourced market data from our peer group as well as general industry survey data from Mercer (a nationally recognized compensation survey).

• The Committee’s independent advisor provides the Committee with the 25th, 50th and 75th percentiles of market data to understand the scope of the market.

• Generally, our executives are within a competitive range of the targeted market positioning, which varies by executive and is dependent on a variety of factors, including: individual performance, internal equity, succession planning and business strategy.

• The Company recruits high-performing executives with a known track-record in a competitive, complex and global businesses.

• To attract the talent the Company needs to lead the business, compensation opportunities must be as or more attractive than at our peers.

A majority of total compensation is at risk and tied to achievement of annual financial and non-financial performance goals and improvement in long-term shareholder value.

• 88% of actual 2016 compensation for our CEO and 79% of actual 2016 compensation for our other NEOs was incentive-based directly linked to performance.

• 100% of long-term incentives are performance based – no time-vesting equity.

• Value of SARs align with sustained to long-term shareholder value and vesting requires achievement of performance goals that support our business.

• Annual and long-term incentive plans use growth objectives, profit objectives, non-financial objectives (i.e., sales leader retention), forward-looking and back-ward looking, to ensure a comprehensive set of metrics are used to consider overall performance of the Company and our executive team.

32	Executive compensation

Principle	Implication on HLF Program	Rationale
Incentive compensation must provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

• Superior performance expectations are built into performance targets and ranges of our incentive plans, such that incentive targets are met, the Company is exceeding peer financial performance and meeting shareholder expectations.

• Our incentive plans are calibrated to deliver above median compensation for meeting superior performance targets, with the majority of those incentives (i.e., performance SARs) deriving value through share price appreciation.

• The only way for our executives to earn above market compensation is by meeting or exceeding financial and non-financial goals and from share price appreciation.
Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

• Annual incentive is paid in cash based on achievement of annual financial performance targets.

• SARs, which have a 10 year term, are earned based on achievement of sales leader retention expectations – a key forward-looking non-financial measure, and which over that time derives value only from share price appreciation.

• A mix of cash and equity compensation is a competitive practice. • Paying a mix of cash and equity based on a “portfolio” of performance metrics also help balance risk within the pay program.

Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and with the Company’s vision, mission and values in mind, and be rewarded for the successful implementation of our growth strategies.

• 100% of the long-term incentives granted to NEOs are delivered in performance SARs. • The Company has competitive stock ownership guidelines.

• Performance driven-SARs align executive rewards with the Company’s long term performance and shareholder value creation.

• Encouraging equity ownership further aligns executives with sustained performance and shareholder value.

In setting target annual and long-term incentive compensation levels, the Committee annually reviews the total compensation opportunity for each executive. Variations in compensation among our executive officers reflect differences in the scope, responsibility and complexity of the functions they oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance. Although there is no targeted mix of compensation elements, the proportion of compensation delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company results. We also monitor the compensation practices of our peers to obtain a general understanding of competitive compensation practices and target metrics.

Establishing CEO compensation

The Chair of the Committee, with input from the independent compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed with, and approved by, the independent members of the Board.

Executive compensation	33

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies, approved by the Committee and described below under “— Peer Group”, or the Herbalife Peer Group, and, along with general industry compensation surveys, considers each executive officer’s performance and scope of responsibility, and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide relevant background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its independent compensation advisor and the knowledge and experience of Committee members in making compensation decisions.

Purpose of compensation elements

The compensation and benefits program for our NEOs consists of and is designed to achieve the following:

Direct pay component	Purpose
Base salary	Provide a competitive foundation for total compensation to each executive in consideration of job scope and responsibilities, demonstrated sustained performance, capabilities and experience.
Annual cash incentives	Reward executives for the achievement of challenging annual financial targets that drive growth in shareholder value.
Long-term incentives (performance-based SARs)	Incentivize executives to develop strategic plans, and make tactical decisions that will enhance shareholder value, reward executives with participation in the creation of long-term shareholder value and encourages successful executives to remain with the Company.
Indirect pay (benefits)
Executive wellness	Promote a healthy, active lifestyle among our executives through an allowance for purchase of physical conditioning equipment, services and related resources. This benefit will no longer be offered beginning January 1, 2017.
Financial planning	Encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe facilitates greater focus on their Company duties. This benefit will no longer be offered beginning January 1, 2017.
Retirement benefits	Encourage executives to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan.
Life insurance benefits	Provide a competitive benefit in the event of death of an executive.
Severance benefits	Enable each executive to focus his or her full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment.
Change in control benefits	Enable executives to focus on shareholder interests when considering strategic alternatives.

34	Executive compensation

Base salaries

The Committee reviews base salaries of our NEOs annually. The base salaries of our NEOs remained unchanged for 2016 as compared to their base salaries for 2015 and 2014.

Executive	2014 Salary	2015 Salary	2016 Salary	% Change 2014 – 2016
Michael O. Johnson	$1,236,000	$1,236,000	$1,236,000	0%
Desmond Walsh	$675,680	$675,680	$675,680	0%
Richard P. Goudis	$675,680	$675,680	$675,680	0%
John G. DeSimone	$600,000	$600,000	$600,000	0%
Alan L. Hoffman	$600,000	$600,000	$600,000	0%

Annual incentive awards & long-term incentive program

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets that create value for our shareholders. The Committee establishes financial performance targets and goals for our annual incentive plan each year, taking into consideration that such targets and goals: align with and support the Company’s business strategy, recognize current business conditions, align with the current year financial budget, align with Wall Street analysts and public investor expectations and require performance that is competitive with those of the Herbalife Peer Group. The performance measures used for each NEO are based on the executive’s primary area of focus and the executive’s ability to affect the Company’s results. The criteria used for 2016 match those used in each of 2009 through 2015 and consist of (1) targeted EPS, subject to adjustments as discussed below, which the Committee believes is an important measure of shareholder value creation that aligns the interest of our executives with the expectations of our investors, (2) year-over-year Volume Point growth, serving as a proxy for sales growth, and (3) targeted Operating Income that ensures our executives make decisions that improve our profitability. In 2016, due to volatility in foreign currency exchange rates, the committee determined using a constant currency evaluation of EPS and Operating Income was consistent with the philosophy of rewarding executives based upon areas of the business within their control.

In addition to setting performance targets, the Committee has established two limits within the annual incentive plan that can affect the aggregate value of the awards. The first limit is the requirement that the aggregate payments made under the annual incentive plan cannot exceed 10% of the Company’s Operating Income for the year. The second limit is the requirement that the total management bonus payout should not exceed the annual bonus payout to the Company’s most senior independent members.

Mr. Johnson’s target and maximum annual incentive as a percentage of his base salary is set forth in his March 2008 employment agreement. The minimum target annual incentive as a percentage of base salary for Mr. Goudis is set forth in his January 2010 employment agreement. Subject to those limits, target incentives for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Peer Group.

Mr. Johnson’s employment agreement provides for a “base” annual incentive award equal to three-quarters ( 3/4) of his total annual incentive opportunity payable to the extent the Company achieves EPS targets set by the Committee. Mr. Johnson’s employment agreement also provides for a supplemental annual incentive award payable in the event of the achievement of an alternative performance target, or APT, equal to one-fourth ( 1/4) of his total annual incentive opportunity. The APT incentive provides the Committee a degree of flexibility in incentivizing and rewarding Mr. Johnson for the achievement of key strategic, as well as financial, targets. As in each of 2009 through 2015, Volume Point growth was used in 2016 to determine Mr. Johnson’s APT incentive to encourage a keen focus on the top-line growth, which is highly valued by our investors.

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The chart below summarizes the 2016 annual incentive plan performance measures and weightings for each NEO, which were used in calculating annual incentive awards. The metrics and relevant weightings for each NEO vary based upon such NEO’s area of responsibility and his ability to influence the specific performance metric.

Executive	Weight in determining annual incentive
	EPS	Operating Income	Volume Point growth	Volume Points
Michael O. Johnson	75%		25%
Desmond Walsh		70%		30%
Richard P. Goudis		70%		30%
John G. DeSimone	50%	50%
Alan L. Hoffman		100%

Targets and award determination

Annual financial performance targets are aligned to what we believe to be the expectations of our Board and investors at the time of the annual budget review and can be modified based upon current business trends at the first meeting of the Board in the performance period. While the annual budget review typically occurs in October of the preceding year of the relevant performance period, the annual budget review for 2017 occurred in February 2017. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels.

For purposes of our annual incentive plan, the performance measures are defined as follows:

•

EPS is the Company’s reported fully-diluted earnings per share calculated according to U.S. Generally Accepted Accounting Principles, adjusted for certain items such as; foreign currency fluctuations, costs relative to offsetting the impact from an activist investor, costs associated with certain legal and regulatory activities as well as the costs to implement the July 2017 FTC order in the U.S., which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

•

Volume Points are point values assigned to each of our products for use by the Company to determine a Member’s qualification achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate, inflation and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points, which are unaffected by exchange rates, inflation or price changes, are used by management as a proxy for sales trends because in general, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales, while a decrease in Volume Points in a particular geographic region or country typically indicates a decrease in our local currency net sales, excluding the possible impact from local country price changes.

•

Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses adjusted for certain items, including currency fluctuations, which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

We believe that the Company’s financial performance is facilitated by the pay for performance design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk taking, against three performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value. Our executives have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points, Operating Income and EPS.

Because we assign a Volume Point value to a product when it is first introduced into a market, which value is unaffected by subsequent exchange rate and price changes, we believe that Volume Points exhibit the most accurate available measure of organic growth or decline in the local demand for our products.

Motivating Operating Income growth ensures that Volume Point growth is achieved in a cost-effective manner and that cost efficiencies and productivity enhancements are pursued throughout the Company. Motivating EPS growth ensures that the favorable contribution from Operating Income growth is realized

36	Executive compensation

within an efficient capital structure. Equity awards, which comprise the potential for the most significant income opportunity for our executive officers, directly align our executives’ interests in creating long-term enhanced shareholder value with those of our shareholders.

Our executive compensation program incorporates an important performance-related measure to ensure the long-term sustainability of our annual achievements in Volume Point, Operating Income and EPS growth. As a company that sells nutrition products through the direct selling channel, the success and retention of our sales leaders is critical to the financial success of our Company as a whole. In order for the 2016 annual equity awards issued to our NEOs — and to all of our Section 16 reporting executives — to vest, the Company must meet this performance criteria of achieving sales leader retention levels set by the Committee.

The following table shows the performance targets set by the Committee with respect to 2016 and the Company’s performance relative to those targets.

2016 Annual incentive plan performance targets

	Target		2016 Results		2016 Results as a % of target
Target
EPS	$4.55	(1)	$4.83	(2)	110.5%
Volume Point growth (CEO APT)	3.12%		3.31%		106.1%
Volume Points (other NEOs) (millions)	5,502.1		5,582.1		101.5%
Operating income (millions)	$598.9	(1)	$637.9	(2)	110.7%

(1)	Given foreign currency fluctuation considerations, the Committee approved stating Operating Income and EPS performance targets for 2016 in constant currency.

(2)	EPS and Operating Income are presented as adjusted, as discussed below.

Annual incentive awards are payable only if and to the extent EPS, Volume Point growth, Volume Points and/or Operating Income meet and exceed 100% of the applicable performance target. Targets are set as part of the annual budget process, and modified, if necessary, at the first Board meeting of the performance period. For 2016 annual incentive plan performance purposes, our EPS and Operating Income were calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, excluding:

•	expenses relating to challenges to the Company’s business model;
•	expenses related to regulatory inquiries;

•	expenses incurred for the recovery of Re-audit fees;

•	arbitration award in connection with the Re-audit;

•	the impact of non-cash interest costs associated with the company’s convertible notes;

•	regulatory settlements;

•	FTC Consent Order implementation; and

•	China grant income.

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With the exception of the CEO’s APT bonus opportunity, target-level bonuses are awarded for results between 100% and 106% of the applicable target, and bonus awards above 103% of target increase on a prorated basis in steps. The CEO’s APT bonus is awarded for results equal to or in excess of 100% of the applicable Volume Point growth target in ratable increases following 100% of target achievement. Should the financial targets not be achieved, there is no bonus funding or payouts to the NEOs. This bonus scale is designed to encourage realistic target setting and prudent risk taking while simultaneously creating consequences for not meeting target and capping the potential payout in order to avoid excessive incentive awards as compared to performance. For 2016, annual incentive opportunities as a percentage of base salary were established as follows:

2016 Annual incentive opportunities by executive and target

Performance target achievement range — % of target
Executive	Target	Below 100%	100%	103.0%	103.5%	104.0%	104.5%	105.0%	105.5%	106.0%
										Max
Johnson	EPS	0%	112.5%	112.5%	168.8%	191.3%	208.1%	213.8%	219.4%	225%
	APT (Volume Point growth)	0%	37.5%	56.25%	59.38%	62.5%	65.63%	68.75%	71.88%	75%
Walsh/	Volume point	0%	24%	27%	38.4%	42%	44.7%	45.6%	46.5%	48%
Goudis	Operating income	0%	56%	63%	89.6%	98%	104.3%	106.4%	108.5%	112%
DeSimone	Operating income	0%	37.5%	42.19%	60%	65.625%	69.845%	71.25%	72.655%	75%
	EPS	0%	37.5%	42.19%	60%	65.625%	69.845%	71.25%	72.655%	75%
Hoffman	Operating income	0%	60%	67.5%	96%	105%	111.75%	114%	116.25%	120%

The following table shows the incentive eligible earnings (i.e., 2016 base salary), target and maximum incentive percentages and amounts expressed as a percentage of base salary, and 2016 incentive awards for each NEO participating in the annual incentive plan. All 2016 awards to NEOs were based solely on the calculated results to target performance levels. For 2016, the Company exceeded its maximum funding levels for EPS Volume Point growth and Operating Income targets and met its Volume Point target.

2016 Actual incentive award calculation

Executive	Salary	Target incentive %	Max incentive %	Actual results —% of target				Award %	Award Amount
				EPS(1)	Volume Point	Volume Point growth	Operating income
Michael O. Johnson	$1,236,000
EPS (base) incentive		112.5	225	110.5	—	—	—	225	$2,781,000
APT (Volume Point growth incentive)		37.5	75	—	—	106.1	—	75	$927,000
Total		150.0	300					300	$3,708,000
Desmond J. Walsh and Richard P. Goudis	$675,680
Volume Point incentive		24	48	—	101.5	—	—	24	$162,163
Operating Income incentive		56	112	—	—	—	110.7	112	$756,762
Total		80	160					136	$918,925
John G. DeSimone	$600,000
EPS incentive		37.5	75	110.5	—	—	—	75	$450,000
Operating Income incentive		37.5	75	—	—	—	110.7	75	$450,000
Total		75	150					150	$900,000
Alan L. Hoffman	$600,000
Operating income incentive		60	120	—	—	—	110.7	120	$720,000

(1)	EPS and Operating Income are presented as adjusted, as discussed above.

38	Executive compensation

Long-term incentive awards

The Company’s equity grants are intended to align executive officers’ interests with the interests of shareholders by incentivizing our executives to develop strategic plans and implement tactical decisions that will enhance long-term shareholder value while rewarding them with the ability to participate in the share price appreciation they create, thereby enabling us to attract, motivate and retain highly qualified individuals for key leadership positions. The Committee also believes that these long-term incentives foster teamwork among the executives as well as long-term executive decision-making that is aligned with the interests of the majority of our shareholders. Each year, the Committee determines the form of equity grant. For 2016, the total grant value was made in the form of performance SARs, which are less dilutive to our shareholders than many forms of equity compensation. Performance SARs provide an opportunity for executives to earn additional compensation if the following criteria are achieved: (i) the Company’s sales leader retention target is achieved and (ii) our share price increases over the share price on the grant date.

Immediately prior to the targeted grant date for 2016, the Committee established guideline grant values for the NEOs in consideration of individual performance, scope of job responsibilities, prior equity grants and competitive practices using published compensation surveys based on the Herbalife Peer Group. Using these value guidelines, our Chairman and CEO proposed to the Committee equity grants for each of the NEOs other than himself. At the same time, the Committee, separately and without the involvement of the Chairman and CEO, evaluated and proposed equity grants for the Chairman and CEO to the independent members of the Board of Directors for their approval. The number of SARs granted is calculated by dividing the grant value by the option value determined in accordance with financial accounting and disclosure rules under ASC Topic 718 “Share Based Payments” using our closing share price on the date of grant.

2016 Long-term incentive awards — annual grant program

Executive	SAR grant value(1)	Total SARs awarded
Michael O. Johnson	$4,999,991	167,954
Desmond J. Walsh	$1,805,997	60,665
Richard P. Goudis	$1,805,997	60,665
John G. DeSimone	$1,735,009	58,280
Alan L. Hoffman	$649,998	21,834

(1)	SAR grant values are targets set by the Committee and vary slightly from amounts set forth in the Summary Compensation Table due to share price movements between the date of Committee approval and grant date.

In 2016, SARs were granted to our NEOs on May 9, 2016 when the SAR fair grant value was $29.77 and our share closing price was $62.51.

All of the SARs awarded on May 9, 2016 will, subject to continued Company service, vest and become exercisable over three years at the rate of 20% in May 2017, 20% in May 2018, and 60% in May 2019, provided that, as explained in more detail below, the Company’s “sales leader” retention rate (independent members engaged in the Company’s business opportunity) equals or exceeds 50%.

For the first 20% tranche to vest in May 2017, the Company’s sales leader retention rate for fiscal 2016 must equal or exceed 50%, and for the second 20% tranche to vest in May 2018, the Company’s sales leader retention rate for fiscal 2017 must equal or exceed 50%. The final 60% tranche will vest in May 2019 based upon the Company’s average sales leader retention rate from fiscal 2016 through fiscal 2018 as described in the table below. If either or both of the first two tranches do not vest as scheduled (in May 2017 and/or May 2018, respectively), that tranche or those tranches, and the remaining 60% tranche, will vest in May 2019 in the percentages set forth below to the extent the Company’s average sales leader retention rate from fiscal 2016 through fiscal 2018 equals or exceeds 42%.

Executive compensation	39

Average of the Company’s Annual Sales Leader Retention Rates 2016-2018	Applicable Percentage (Vesting)
50% or more	100%
45% — 49.99%	75%
42% — 44.99%	50%
Less than 42%	0%

Any portion of the award that is unvested as of May 2019 will be forfeited. The Committee set the 50% sales leader retention performance target as an aspirational performance hurdle in light of the Company’s annual sales leader retention rates over fiscal years 2004 — 2011, during which the Company’s median annual sales leader retention rate was approximately 44% and a rate in excess of 45% was achieved only twice. Annual sales leader retention rates in excess of 50% has been achieved for fiscal years 2011 — 2016.

For performance-based SARs to be granted in 2017, the Committee updated the targets set forth in the table above in order to increase the difficulty to achieve the performance criteria. These SARs to be granted in 2017 will vest three years from the grant date (subject to potential, partial early vesting) in the percentages set forth below to the extent the Company’s average sales leader retention rate from fiscal 2017 through 2019 equals or exceeds 48%.

Average of the Company’s Annual Sales Leader Retention Rates 2017-2019	Applicable Percentage (Vesting)
52% or more	100%
50% — 51.99%	75%
48% — 49.99%	50%
Less than 48%	0%

Vesting the greatest percentage of the award value in the third year of its vesting period further encourages executive retention. At exercise, the gains on SARs are settled by issuing Common Shares. We encourage all Section 16 officers to utilize a 10b-5 plan when exercising or selling any Herbalife equity.

Additional details of the 2016 equity awards made to our executives can be found in the tabular disclosure below under “— 2016 Grants of Plan-Based Awards.”

Equity award grant policy

Annual long-term incentive grants of performance SARs were made to our NEOs. It is the Company’s policy to make annual grants to our executive officers in an “open trading window,” which typically begins the second trading day following our release of quarterly financial results. We also follow a quarterly grant approval process where awards are authorized for newly-hired employees and to newly promoted executives other than our executive officers. The policy provides that the exercise price of stock options and SARs granted to executive officers and other employees will be established as the closing share price on the grant date. All equity awards made to our NEOs and other executives are made pursuant to this equity grant policy, which was approved by the Committee.

Hedging

Because hedging transactions often result in the establishment of a short position in company securities and limit or eliminate an employee’s ability to profit from an increase in value of a company’s securities, Company policy prohibits all employees, including Section 16 Officers, from entering into hedging transactions with respect to the Company’s Common Shares.

Pledging

Company policy prohibits executives from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Committee has adopted a policy that enables the Committee to clawback incentive compensation earned by our Section 16 Officers and any other employee under certain circumstances as determined by the Committee.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by

40	Executive compensation

competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that Herbalife has a healthy, productive and focused workforce.

In addition, in fiscal 2016, our NEOs were eligible to participate in the following executive benefits and perquisites:

•

Executive Wellness Benefits — We value executive health and strive to support a healthy, active lifestyle among our NEOs by providing a $2,000 annual benefit to executives for the purchase of fitness training equipment, personal training services and other reasonable products or services that support physical conditioning. This benefit will no longer be offered beginning January 1, 2017.

•

Financial Planning — We reimburse our NEOs for financial counseling and tax preparation. Mr. Johnson is eligible for up to $20,000 in reimbursement, while our remaining NEOs are eligible for up to $15,000 in reimbursement. This benefit is intended to encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe enables executives greater focus on their Company duties. This benefit will no longer be offered beginning January 1, 2017.

•

Retirement Benefits — Our NEOs participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing NEOs an opportunity to defer compensation to encourage our NEOs to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $18,000 plus an additional $6,000 if over the age of 50. Employer matching contributions vest 100% after two years of service.

•

Employee Stock Purchase Plan — Our NEOs are eligible to participate in our broad- based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S. based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of

$1,000,000 to our executives and up to $600,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

•

Security — We maintain a comprehensive security program. As a component of that program, we provide residential and/or other security measures that we consider necessary to address our security requirements. In determining the level and form of protection, we consider both security risks faced by multinational corporations generally and security risks specific to our company and certain of our executives.

In 2013, we received information that led us to conclude that there were threats to our Company and certain of our executives, and specifically Mr. Johnson. Based on that information and ongoing dialogue with third-party advisors, security systems were installed and/or monitoring services were provided at the personal residences of some of our executives, including several of the NEOs. These services continued to be provided in 2016. Mr. Johnson receives a higher level of security which we deem to be appropriate based on the nature and extent of the security threat.

Because these services are not designed to provide a personal benefit (other than the intended security), we do not view these security arrangements as compensation to the individuals. However, we are reporting these security arrangements as perquisites as required under applicable SEC rules. We regularly review the nature of the threat and associated vulnerabilities with security specialists and will continue to revise our security program as appropriate.

Employment and severance agreements

In order to attract highly qualified executives capable of leading the Company, we have previously entered into employment agreements with Mr. Johnson, our Chairman and Chief Executive Officer, and Mr. Goudis, our Chief Operating Officer. Those agreements establish the terms and conditions for the employment relationship each executive has with the Company and specifies compensation, executive benefits, severance provisions, change in control provisions, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions. The Company has also previously entered into a severance agreement with each of Messrs. Walsh and DeSimone. These agreements contain severance and change in control provisions similar to those found in Mr. Goudis’ employment agreement as detailed further below. The Company has also entered into an offer letter with Mr. Hoffman that included a severance provision. Pursuant to the terms of the offer letter, the employment of Mr. Hoffman is at will and may be terminated by either Mr. Hoffman or the Company at any time, with or without cause, provided that if Mr. Hoffman’s employment is

Executive compensation	41

terminated within his first two years of employment and such termination is not a result of his death, disability, retirement, termination by the Company for cause, or his decision to voluntarily terminate employment, he would have been provided one-year severance, conditioned on his executing a general release in favor of the Company. Such two-year period ended in August 2016.

As a result of these agreements, each of the NEOs other than Mr. Hoffman is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company, as applicable. The Company has provided these benefits to these NEOs to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The employment agreement for each of Messrs. Johnson and Goudis and the severance agreement for each of Messrs. Walsh and Mr. DeSimone specifically detail various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The employment agreements and equity compensation awards granted to Messrs. Johnson and Goudis contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as these three executives.

On November 1, 2016, the Company announced that, effective June 1, 2017, Mr. Goudis will become our Chief Executive Officer and Mr. Johnson will serve as our Executive Chairman. In connection with Mr. Goudis’ appointment as our Chief Executive Officer, we amended his employment agreement, which provisions will take effect on June 1, 2017. Further, effective on June 1, 2017, Mr. Goudis will no longer be entitled to severance compensation under his employment agreement and instead will participate in the Severance Plan, which was approved by the Committee on October 31, 2016 and effective as of November 1, 2016. Under the Severance Plan, as the Chief Executive Officer, if Mr. Goudis is terminated without cause or terminates his employment for good reason, he will be entitled to a lump sum severance payment equal to 2.0x of his annualized base salary, which multiple will be reduced to 1.5x after five years of participation in the plan, and a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International over the entire year and the number of days worked by the executive in such year).

In connection with Mr. Johnson’s transition to Executive Chairman, we entered into a letter agreement with Mr. Johnson, which terms will supersede Mr. Johnson’s current employment agreement as of June 1, 2017. From and after June 1, 2017, Mr. Johnson will no longer be entitled to an excise tax gross-up or any severance compensation.

Please refer to the discussion below under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Compensation advisor

The Committee retained Meridian Compensation Partners, LLC, or Meridian, through 2016 to assist in evaluating our executive compensation programs and in setting executive officer compensation.

During its period of engagement in 2016, Meridian regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, CEO long-term performance equity grants, individual pay decisions with respect to our NEOs and other executive

42	Executive compensation

officers, and proxy statement disclosure. While Meridian regularly consulted with management in performing work requested by the Committee, Meridian did not perform any separate services for management.

The Committee has determined that Meridian is independent and that its work with the Committee during fiscal 2016 did not raise any conflict of interest.

Peer group

Our level of compensation for our NEOs was compared to compensation paid by the Herbalife Peer Group. The criteria used to identify the Herbalife Peer Group were: (1) industry — we compete for talent with those highly regulated consumer product companies and general industry companies of similar size; (2) international presence — Herbalife operates in 94 countries around the world in a highly regulated business where approximately 80% of its revenues are generated outside of the United States; and (3) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues, market capitalization and net income. Annually, the Committee reviews the peer group and updates the group as appropriate.

With respect to pay decisions regarding 2016 NEO compensation, the industry peer group was comprised of the following sixteen (16) companies. At the time the Herbalife Peer Group was established, all of the peer companies were within the range of approximately 50% and 180% of Herbalife’s annual revenues. The peer group median revenue of $4.0 billion and median market capitalization of $6.3 billion, in each case at the time the Herbalife Peer Group was established, were comparable to those of Herbalife. During this period, the Herbalife Peer Group consisted of the following:

Company	Revenue (trailing four quarters) ($ millions)	Market capitalization as of 12/31/16 ($ millions)
Avon Products Inc.	$5,757	$2,205
Campbell Soup Co	$7,960	$18,564
Church & Dwight Inc.	$3,471	$11,417
Dr Pepper Snapple Group, Inc.	$6,408	$16,664
Edgewell Personal Care Co	$2,362	$4,227
GNC Holdings Inc.	$2,588	$755
Hain Celestial Group Inc.(1)	$2,888	$3,681
International Flavors & Fragrances	$3,069	$9,365
The J.M. Smucker Company	$7,511	$14,911
McCormick & Co, Inc.	$4,386	$11,766
Mead Johnson Nutrition Co	$3,808	$13,076
Nu Skin Enterprises Inc.	$2,249	$2,666
Post Holdings Inc.	$5,027	$5,217
Spectrum Brands Holdings, Inc.	$5,040	$7,266
Tupperware Brands Corp	$2,204	$2,660
WhiteWave Foods Co	$4,171	$9,854
Herbalife Ltd.	$4,542	$4,482

Data Source: Standard & Poor’s CapIQ as of December 31, 2016.

(1)	Hain Celestial Group Inc.’s market capitalization is as of September 2016, which is the last reported value available as Hain Celestial Group Inc. has been granted an extension to its public filing deadlines.

Executive compensation	43

The peer group shown above reflects the approved Herbalife Peer Group changes made by the Committee in April 2016. At that time, the companies removed from the Herbalife Peer Group were Monster Beverage Corporation and Weight Watchers International, Inc., and the companies added were Campbell Soup Company, Post Holdings, Inc. and The WhiteWave Foods Company.

Tax implications

Section 162(m) of the code

Section 162(m) of the Code, limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect). The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

Mr. Johnson, as part of his employment agreement entered into in March 2008, would be provided with tax gross-up payments in the event any change in control payments that may be payable under his agreement become subject to this excise tax. The Committee believes that the provision of tax gross-up protection is appropriate and necessary for his retention. Please refer to the discussion under “— Potential Payments upon Termination or Change in Control” for more detail on the potential gross-up payments and lost tax deductions. On November 1, 2016, in connection with Mr. Johnson’s transition to Executive Chairman effective June 1, 2017, one of our subsidiaries, Herbalife International of America, Inc., or Herbalife America, entered into a letter agreement with Mr. Johnson, which terms will supersede Mr. Johnson’s current employment agreement as of June 1, 2017. From and after June 1, 2017, Mr. Johnson will no longer be entitled to any excise tax gross-up or other tax gross-up payments in connection with amounts that may be payable to him.

Compensation Committee report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Maria Otero (Chairperson)

Richard P. Bermingham

Jonathan Christodoro

Hunter C. Gary

44	Executive compensation

Executive officers of the registrant

Set forth below is certain information as of the date hereof regarding each NEO.

Name	Age	Position with the company	Officer since
Michael O. Johnson	62	Chief Executive Officer, Director, and Chairman of the Board	2003
Desmond Walsh	60	President	2006
Richard Goudis	55	Chief Operating Officer	2004
John G. DeSimone	50	Chief Financial Officer	2009
Alan L. Hoffman	50	Executive Vice President of Global Corporate Affairs	2014

Michael O. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officer and became Chairman of the Board in May 2007. Effective June 1, 2017, Mr. Johnson will become the Company’s Executive Chairman. Before joining the Company Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, from 2005 until 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Desmond Walsh is the President of the Company and has held this position since January 2010. Mr. Walsh joined the Company in January 2004 as Senior Vice President, Worldwide Member Sales and was promoted to Executive Vice President for Worldwide Operations and Sales in April 2008. From 2001 to 2004, Mr. Walsh served as the Senior Vice President of the commercial division of DMX Music. Prior to DMX Music, Mr. Walsh spent five years as Vice President and General Manager of Supercomm, Inc., a subsidiary of the Walt Disney Company. Mr. Walsh also previously served in management positions at MovieQuik Systems, a division of The Southland Corporation (now 7-Eleven), and at Commtron Corporation, a leading consumer electronics and video distribution company. Mr. Walsh received his Bachelor of Laws degree from the University of London.

Richard Goudis is Chief Operating Officer of the Company and has held this position since January 2010. Effective June 1, 2017, Mr. Goudis will become the Company’s Chief Executive Officer. Mr. Goudis joined the Company in June 2004 as Chief Financial Officer after serving as the Chief Operating Officer, from 1998 to 2001, of Rexall Sundown, a Nasdaq 100 company that was sold to Royal Numico in 2000. After the sale to Royal Numico, Mr. Goudis had operations responsibility for all of Royal Numico’s U.S. investments, including General Nutrition Centers, or GNC, Unicity International and Rexall Sundown. From 2002 to May 2004, Mr. Goudis was a partner at Flamingo Capital Partners, a firm he founded in 2002. Mr. Goudis also previously worked at Sunbeam Corporation and Pratt & Whitney. Mr. Goudis graduated from the University of Massachusetts with a degree in Accounting and he received his Master in Business Administration from Nova Southeastern University.

John G. DeSimone is Chief Financial Officer of the Company and has held this position since January 2010. Mr. DeSimone joined the Company in November 2007 as Senior Vice President — Finance and was promoted to the position of Senior Vice President — Finance & Member Operations in December 2008. From June 2004 through October 2007, Mr. DeSimone served as the Chief Executive Officer of Mobile Ventures, LLC (formerly known as Autoware, Inc.), an automotive aftermarket accessory member and retailer. Prior to working at Mobile Ventures, LLC, Mr. DeSimone served as the Controller, Vice President of Finance and Chief Financial Officer of Rexall Sundown, Inc., a multinational manufacturer and distributor of nutritional supplements and sports nutrition products that was publicly traded while Mr. DeSimone served as its Controller and Vice President of Finance. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Alan L. Hoffman is Executive Vice President of Corporate Affairs for the Company and has held this position since August 2014. Mr. Hoffman is responsible for the Company’s public policy, corporate communications, government affairs, community relations and philanthropy. Mr. Hoffman has more than 20 years of public policy, communications and government affairs experience to the corporate affairs role. Most recently, he served as senior vice president for global public policy at PepsiCo from November 2012 to July 2014, where he oversaw policy development, external relations and government relations. Before joining PepsiCo, Hoffman

Executive compensation	45

served as Deputy Chief of Staff to the Vice President of the United States Joe Biden and Deputy Assistant to the President from 2009 to 2012. Mr. Hoffman previously served as senior vice president for external relations for the University of California, as a partner at Timmons & Company, a Washington, D.C. government relations and consulting firm, and as vice president for external relations at the RAND Corporation.

Additionally, he worked in the Department of Health and Human Services as special assistant to the assistant secretary for legislative affairs and in the Department of Justice as special counsel to the assistant attorney general for legislative affairs. He also served as an Assistant U.S. Attorney in Philadelphia, where he prosecuted federal crimes for the Justice Department. Mr. Hoffman holds a Juris Doctorate and Masters of Public Administration from the University of Southern California in Los Angeles and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.

2016 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2016, 2015 and 2014, of the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)		Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Michael O. Johnson	2016	1,236,000	—	4,999,991		3,708,000	929,466	10,873,457
Chairman and Chief	2015	1,236,000	—	4,999,996		2,781,000	836,570	9,853,566
Executive Officer	2014	1,236,000	—	5,000,852		—	890,355	7,127,207
Desmond Walsh	2016	675,680	—	1,805,997		918,925	34,287	3,434,889
President	2015	675,680	—	3,120,308		756,762	51,871	4,604,621
	2014	671,517	—	2,167,162		—	109,553	2,948,232
Richard Goudis	2016	675,680	—	1,805,997		918,925	40,249	3,440,851
Chief Operating Officer	2015	675,680	—	3,120,308		756,762	55,303	4,608,053
	2014	671,517	—	2,167,162		—	57,236	2,895,915
John G. DeSimone	2016	600,000	—	1,735,009		900,000	22,860	3,257,869
Chief Financial Officer	2015	600,000		2,073,151		900,000	39,005	3,612,156
	2014	590,692	—	1,500,243		—	140,618	2,231,553
Alan L. Hoffman	2016	600,000	—	649,998		720,000	27,800	1,997,798
Executive Vice President of	2015	600,000	—	1,133,016		720,000	187,041	2,640,057
Global Corporate Affairs	2014	184,615	360,000(4)	2,050,115	(5)	—	115,862	2,710,592

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying valuation of equity awards.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation Discussion and Analysis — Annual Incentive Awards & Long Term Incentive Program — Targets and Award Determination.”

46	Executive compensation

(3)	Individual breakdowns of amounts set forth in “All Other Compensation” for 2016 are as follows:

Name	Deferred compensation plan matching contributions(A) $	Aircraft usage(B) $	Executive life insurance $	Financial planning services $	Services/ Systems(C) $	Other benefits(D) $	Total all other compensation $
Michael O. Johnson	33,985	127,773	23,565	20,000	712,868	11,275	929,466
Desmond Walsh	14,374	—	900	8,363	1,375	9,275	34,287
Richard Goudis	14,374	—	900	13,700	—	11,275	40,249
John G. DeSimone	11,725	—	900	—	960	9,275	22,860
Alan L. Hoffman	11,725	—	900	3,075	825	11,275	27,800

(A)	Represents the Company’s matching contribution earned in 2016 but credited to the NEO’s account in 2017.

(B)	Represents the value of personal usage of Company chartered aircraft. For purposes of reporting the value of such personal usage in this table, we use data provided by a contracted charter company to calculate the hourly cost of operating each type of aircraft. These costs include the costs of crew expenses, departure and landing fees, cabin attendant, fuel and catering. Some of Mr. Johnson’s trips involved mixed business and personal usage, and we included on this table the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). For income tax purposes, the amounts included in Mr. Johnson’s income are calculated based on the standard industry fare level valuation method. No tax gross-ups are provided for this imputed income. Effective June 1, 2017, Mr. Johnson will have no further access to Company-chartered aircraft for personal use nor will the Company provide such a benefit to any employee of the Company after June 1, 2017.

(C)	Represents home security monitoring services provided to the NEOs as more specifically discussed under “— Compensation Discussion and Analysis — Benefits and Perquisites.” Effective January 1, 2017, this perquisite will be substantially reduced and eliminated after June 1, 2017 for all employees unless there is a known security threat to one of the NEOs.

(D)	“Other benefits” includes Company contributions with respect to each NEO under the Company’s Executive Wellness Benefits program and 401(k) Tax-Sheltered Savings Plan.

(4)	Represents Mr. Hoffman’s guaranteed bonus pursuant to his sign-on package in 2014.

(5)	The amount set forth for Mr. Hoffman represents a grant of 31,219 SARs in connection with his sign-on package, as well as a grant of 67,243 SARs to compensate Mr. Hoffman for the forfeited value of his unvested equity held with his prior employer.

Executive compensation	47

2016 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the NEOs during the fiscal year ended December 31, 2016. For further discussion regarding the grants see “— Compensation Discussion and Analysis — Annual Incentive Awards — Long-Term Incentive Awards.”

Name	Grant Date(1)	Estimated future payouts under non-equity incentive plan awards		Estimated future payouts under equity incentive plan awards(1)		All other option awards: number of securities underlying SARs ($)	Exercise or base price of SAR Awards ($/sh)	Grant date fair value of SAR Awards ($)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)
Michael O. Johnson		1,854,000	3,708,000
	05/09/2016			83,977	167,954	—	62.51	4,999,991
Desmond Walsh		540,544	1,081,088			—
	05/09/2016			30,333	60,665	—	62.51	1,805,997
Richard Goudis		540,544	1,081,088			—
	05/09/2016			30,333	60,665	—	62.51	1,805,997
John G. DeSimone		450,000	900,000			—
	05/09/2016			29,140	58,280	—	62.51	1,735,009
Alan L. Hoffman		360,000	720,000			—
	05/09/2016			10,917	21,834	—	62.51	649,998

(1)	All equity grants reflected in this table were approved by the Committee on April 27, 2016 and made under the 2014 Plan.

Narrative disclosure to summary compensation table and grants of plan-based awards

We have entered into employment agreements with each of Messrs. Johnson and Goudis, certain terms of which are summarized below. A more detailed description of payments that would be due to the NEOs in connection with certain terminations or a change in control of the Company is set forth under “— Potential Payments Upon Termination or Change in Control.”

Michael O. Johnson. We and Herbalife America entered into an executive employment agreement with Mr. Johnson effective as of March 27, 2008, or the Johnson Employment Agreement, pursuant to which he serves as the Company’s Chairman and Chief Executive Officer.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,236,000. Mr. Johnson is also eligible to receive an annual cash bonus with a target bonus level of 150% of his annual base salary and a maximum bonus of 300% of his base salary that may become payable based on the achievement of performance targets that are established annually by the Board of Directors. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to the Company’s senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America.

Effective on June 1, 2017, the Johnson Employment Agreement will be superseded by the letter agreement that Herbalife America entered with Mr. Johnson on November 1, 2016 which will be effective June 1, 2017 when he becomes the Company’s Executive Chairman. Effective June 1, 2017, Mr. Johnson will receive an annual salary of $650,000 and will be eligible for an annual bonus targeted at 80% of his annual salary. Mr. Johnson will continue to be eligible to participate in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the independent members of the Board or the Committee. The severance entitlements described in the Johnson Employment Agreement, as more fully described under “— Potential payments upon termination or change in control” below, will terminate and be of no further force or effect from and after June 1, 2017.

Richard Goudis. We and Herbalife America have also entered into an amended and restated executive employment agreement with Mr. Goudis effective January 1, 2010 and as amended on December 28, 2010, or the Goudis Employment Agreement. Pursuant to the Goudis Employment Agreement, Mr. Goudis serves as Herbalife America’s Chief Operating Officer. Mr. Goudis’ base salary is $675,680. Pursuant to the Goudis

48	Executive compensation

Employment Agreement, should the Company achieve certain financial targets established by the Committee, Mr. Goudis shall be entitled to a target bonus of no less than 80% of his annual salary for the year in question. Mr. Goudis is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives excluding the Chief Executive Officer.

The Goudis Employment Agreement was amended and restated on November 1, 2016, which terms will be effective June 1, 2017 when he assumes the responsibilities of the Company’s Chief Executive Officer. Effective June 1, 2017, Mr. Goudis will receive an annual salary of $1,000,000 and will be eligible for an annual bonus targeted at 120% of his annual salary. Mr. Goudis will continue to be eligible to participate in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the Committee. Additionally, on June 1, 2017, Mr. Goudis will be entitled to an award of performance share units having a grant date fair value equal to $5,000,000, reduced by the grant date fair value of the equity incentive awards previously granted to Mr. Goudis in 2017 in the ordinary course. Effective June 1, 2017, Mr. Goudis will participate in the Severance Plan in accordance with its the terms and conditions as described under “— Potential payments upon termination or change in control — Richard Goudis.” Prior to June 1, 2017, Mr. Goudis will be eligible to receive severance compensation on the same terms and conditions as set forth in the Goudis Employment Agreement.

Executive compensation	49

Outstanding equity awards at 2016 fiscal year-end

The following table sets forth equity awards of the NEOs outstanding as of December 31, 2016.

	Number of securities underlying unexercised options/ SARs (#) exercisable	Number of securities underlying unexercised options/ SARs (#) un-exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise price ($)	Grant date	Expiration date
Michael O. Johnson	290,000			20.13	05/29/2007	05/29/2017 (1)
	240,000			21.57	02/28/2008	02/28/2018 (1)
	240,000			6.82	02/27/2009	02/27/2019 (1)
	250,000			6.82	02/27/2009	02/27/2019 (1)
	132,416			22.94	05/07/2010	05/07/2020 (1)
	210,648			53.29	05/18/2011	05/18/2021 (1)
	327,868			44.79	05/31/2012	05/31/2022 (1)
	151,331			79.58	12/19/2013	12/19/2023 (2)
	76,982		115,473	59.98	04/30/2014	04/30/2024 (2)
	81,566		326,264	30.44	03/02/2015	03/02/2025 (2)
			167,954	62.51	05/09/2016	05/09/2026 (2)
Desmond Walsh	32,236			20.13	05/29/2007	05/29/2017 (1)
	30,000			21.57	02/28/2008	02/28/2018 (1)
	30,000			19.38	06/30/2008	06/30/2018 (1)
	150,000			6.82	02/27/2009	02/27/2019 (1)
	120,000			20.67	01/04/2010	01/04/2020 (1)
	66,366			22.94	05/07/2010	05/07/2020 (1)
	58,009			53.29	05/18/2011	05/18/2021 (1)
	118,426			44.79	05/31/2012	05/31/2022 (1)
	54,661			79.58	12/19/2013	12/19/2023 (2)
	33,361		50,041	59.98	04/30/2014	04/30/2024 (2)
	24,470		97,879	30.44	03/02/2015	03/02/2025 (2)
	16,650		66,600	47.80	05/07/2015	05/07/2025 (2)
			60,665	62.51	05/09/2016	05/09/2026 (2)
Richard P. Goudis	83,333			6.82	02/27/2009	02/27/2019 (1)
	120,000			20.67	01/04/2010	01/04/2020 (1)
	53,093			22.94	05/07/2010	05/07/2020 (1)
	58,009			53.29	05/18/2011	05/18/2021 (1)
	118,426			44.79	05/31/2012	05/31/2022 (1)
	54,661			79.58	12/19/2013	12/19/2023 (2)
	33,361		50,041	59.98	04/30/2014	04/30/2024 (2)
	24,470		97,879	30.44	03/02/2015	03/02/2025 (2)
	16,650		66,600	47.80	05/07/2015	05/07/2025 (2)
			60,665	62.51	05/09/2016	05/09/2026 (2)
John G. DeSimone	50,000			6.82	02/27/2009	02/27/2019 (1)
	80,000			20.67	01/04/2010	01/04/2020 (1)
	30,466			22.94	05/07/2010	05/07/2020 (1)
	41,667			53.29	05/18/2011	05/18/2021 (1)
	79,475			44.79	05/31/2012	05/31/2022 (1)
	45,399			79.58	12/19/2013	12/19/2023 (2)
	23,094		34,642	59.98	04/30/2014	04/30/2024 (2)
	17,944		71,778	30.44	03/02/2015	03/02/2025 (2)
	10,000		40,000	47.80	05/07/2015	05/07/2025 (2)
			58,280	62.51	05/09/2016	05/09/2026 (2)
Alan L. Hoffman	12,487	18,732		50.98	09/01/2014	09/01/2024 (1)
		67,243		50.98	09/01/2014	09/01/2024 (3)
	10,603		42,414	30.44	03/02/2015	03/02/2025 (1)
			48,939	30.44	03/02/2015	03/02/2025 (3)
			21,834	62.51	05/09/2016	05/09/2026 (2)

(1)	These SARS were fully vested as of December 31, 2016.

(2)	These SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date, provided that the applicable sales leader retention (SLR) performance criteria are met.

(3)	These SARs vest 100% on the third anniversary of the grant date subject to continued employment.

50	Executive compensation

2016 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the NEOs during the fiscal year ended December 31, 2016.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael O. Johnson	—	—	—	—
Desmond Walsh	35,000	1,375,981	—	—
Richard Goudis	—	—	—	—
John G. DeSimone	—	—	—	—
Alan L. Hoffman	—	—	—	—

2016 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the NEOs for the fiscal year ended December 31, 2016 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, as amended and restated on January 1, 2001, or the Senior Executive Plan.

Name	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
Michael O. Johnson	49,440	33,985	49,837	—	1,537,359
Desmond Walsh	405,408	14,374	505,949	—	2,873,023
Richard Goudis	33,784	14,374	37,683	—	650,531
John DeSimone	30,000	11,725	18,344	76,056	246,752
Alan L. Hoffman	21,000	11,725	1,828	—	22,828

(1)	All amounts are also reported as compensation in “All Other Compensation — Deferred Compensation Plan Matching Contributions” in the “2016 Summary Compensation Table.” Amount represents contributions earned in 2016 but credited to the NEO’s account in 2017 and thus not part of the “Aggregate balance at last FYE”.

(2)	The following amounts, which are included in the “Aggregate balance at last FYE”, have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $1,110,940 for Mr. Johnson for the reported years 2003 to 2015; $2,227,798 for Mr. Walsh for the reported years 2008 to 2015; $470,375 for Mr. Goudis for the reported years 2006 to 2015; and $221,651 for Mr. DeSimone for the reported years 2010 to 2015.

Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the

Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2013, the matching contribution under the Senior Executive Plan was changed to 3.5% of a participant’s annual base salary in excess of the qualified plan annual compensation limit and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Executive compensation	51

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a ”Scheduled In-Service Withdrawal,” equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years after the end of the plan year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2016 based upon the closing price of a Common Share on the NYSE on December 30, 2016 of $48.14, given the NEOs’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2016 Non-Qualified Deferred Compensation” table.

As of December 31, 2016, the Company had entered into employment agreements that were effective for fiscal 2016 with each of Messrs. Johnson and Goudis, a severance agreement with each of Messrs. Walsh and DeSimone, and an offer letter with Mr. Hoffman, each as described in more detail below. In addition, the Company has also entered into award agreements governing the equity-based compensation awards (including stock options, SARs and RSUs) granted to each of the NEOs.

Michael O. Johnson

Pursuant to the Johnson Employment Agreement, upon termination of Mr. Johnson’s employment by Herbalife America for Cause, or by Mr. Johnson without Good Reason, each as defined below, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, but not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

For the term of the Johnson Employment Agreement, which will cease on June 1, 2017, we provide a ten-year fixed premium term life insurance policy in the amount of $10 million. Mr. Johnson designates both the owner and beneficiary of this policy. After June 1, 2017, we will no longer provide this benefit.

If Mr. Johnson dies or if his employment is terminated as a result of his Disability, as defined below, in addition to his accrued benefits, he will be entitled to receive a pro rata bonus payment for the year of termination based on the Company’s actual results for the entire year. In addition, following a termination of employment by reason of Mr. Johnson’s death or Disability, Mr. Johnson and/or his spouse will be eligible to receive retiree medical benefits until the age of 65.

Upon termination of Mr. Johnson’s employment by Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two times the sum of his then-current salary and “bonus level” (defined as two times his then-current salary), which in total as of December 31, 2016 was equal to $7,416,000, payable in a lump sum due within 60 days of termination. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to the Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Johnson may not trade in the Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Johnson will be paid an additional lump sum amount equal to $250,000. Mr. Johnson will also be eligible to receive outplacement services for up to six months paid for by the Company in an amount not to exceed $20,000.

52	Executive compensation

As a precondition to the Company’s obligation to pay the amounts described above, Mr. Johnson must execute a general release of claims. In addition, if Mr. Johnson is terminated for any reason other than for Cause, Mr. Johnson and his spouse will be entitled to continued medical benefits under a Company-provided medical plan until they reach age 65.

Upon the occurrence of a Change of Control, as defined below, 50% of all unvested stock options, SARs and RSUs granted to Mr. Johnson shall immediately vest; however, the Committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Johnson’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs shall vest as of the effective date of the termination. If Mr. Johnson’s employment is terminated as a result of his death or Disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Johnson’s employment with the Company.

The Johnson Employment Agreement includes provisions that were initially negotiated in connection with Mr. Johnson’s 2003 employment agreement (superseded by the Johnson Employment Agreement) while the Company was privately held. Accordingly, pursuant to both the Johnson Employment Agreement and that superseded 2003 agreement, in the event that Mr. Johnson becomes entitled to payments and/or benefits under the Johnson Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Johnson additional amounts so as to bear the full burden of that excise tax.

On November 1, 2016, in connection with Mr. Johnson’s transition to Executive Chairman effective June 1, 2017, Herbalife America entered into a letter agreement with Mr. Johnson, which terms will supersede Mr. Johnson’s current employment agreement as of June 1, 2017. From and after June 1, 2017, Mr. Johnson will no longer be entitled to any excise tax gross-up or other tax gross-up payments in connection with amounts that may be payable to him. Further, from and after June 1, 2017, the severance entitlements described in the Johnson Employment Agreement will terminate and be of no further force or effect.

Desmond Walsh

Pursuant to our severance agreement with Desmond Walsh, or the Walsh Severance Agreement, if Mr. Walsh is terminated by the Company without Cause or resigns for

Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2016 was equal to $1,351,360, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Walsh with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Walsh is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Walsh is reemployed, or for a period of two years, whichever occurs first. If Mr. Walsh is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Walsh must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. Walsh shall immediately vest. If Mr. Walsh’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Walsh’s employment with the Company.

Richard Goudis

Pursuant to the Goudis Employment Agreement, if Mr. Goudis is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2016 was equal to $1,351,360, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Goudis with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Goudis is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Goudis is reemployed, or for a period of two years, whichever occurs first. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year.

Executive compensation	53

As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims.

Upon the occurrence of a Change of Control, 100% of all unvested stock options, SARs and RSUs granted to Mr. Goudis shall immediately vest. Should Mr. Goudis’ employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Goudis’ unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Goudis’ employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Goudis’ employment with the Company.

On October 31, 2016, the Committee approved the Herbalife International of America, Inc. Executive Officer Severance Plan (the “Severance Plan”) and designated Mr. Goudis as the sole participant, effective as of the June 1, 2017. Our other executive officers are eligible to participate in the Severance Plan, subject to being designated to participate by the Committee. Under the Severance Plan, in the event an executive’s employment is terminated by Herbalife International without “Cause” (as defined in the Severance Plan), other than in connection with the executive’s death or disability, or by the executive for “Good Reason” (as defined in the Severance Plan), the executive will be entitled to a lump sum severance payment equal to a multiple of the executive’s annualized base salary (2.0x for the Chief Executive Officer, reduced to 1.5x after five years of participation in the Severance Plan) and a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International over the entire year and the number of days worked by the executive in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance payments is subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

John G. DeSimone

Pursuant to our severance agreement with John DeSimone, or the DeSimone Severance Agreement, if Mr. DeSimone is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2016 was equal to $1,200,000, in addition to all other accrued but unpaid entitlements.

The Company will also provide Mr. DeSimone with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. DeSimone is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. DeSimone is reemployed, or for a period of two years, whichever occurs first. If Mr. DeSimone is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. DeSimone must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. DeSimone shall immediately vest. If Mr. DeSimone’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. DeSimone’s employment with the Company.

Alan L. Hoffman

Mr. Hoffman’s employment commenced in September 2014. Under the terms of his offer letter, if his employment is terminated within the first two years of employment other than due to his death, disability, termination by Herbalife for cause or his voluntary resignation, he would have received an amount equal to his annual salary provided that he execute a general release of claims in favor of Herbalife. Such two-year period ended in August 2016.

Mr. Hoffman’s award agreements governing his SARs contain change in control and termination provisions. The Committee may accelerate the vesting of Mr. Hoffman’s awards in the event of a Change of Control, as defined below. If Mr. Hoffman’s employment is terminated for Cause, vested awards will terminate on the date of such termination. If his employment is terminated as a result of his death or disability, vested awards will terminate 90 days following such death or disability. If Mr. Hoffman is terminated for any reason other than death, disability or cause, vested awards will terminate 30 days (90 days, for awards granted in 2016) after the date of such termination. Except as set forth above, all unvested SARs shall be forfeited upon the termination of Mr. Hoffman’s employment with the Company.

54	Executive compensation

Definitions

For the purposes of the Johnson Employment Agreement, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate Mr. Johnson in the event of any of the following circumstances: (i) Mr. Johnson’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Mr. Johnson’s substantial and repeated failure to attempt to perform his lawful duties as contemplated in the Johnson Employment Agreement, except during periods of physical or mental incapacity; (iii) Mr. Johnson’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of the Johnson Employment Agreement or any material breach of any other written agreement between Mr. Johnson and the Company’s affiliates governing his equity compensation arrangements (i.e., any agreement with respect to Mr. Johnson’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Mr. Johnson shall not be deemed to have been terminated for Cause in the case of clauses (ii), (iii) or (iv) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Mr. Johnson of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	“Disability” shall mean Mr. Johnson’s inability to perform his duties for the Company on a full-time basis for 180 days (whether or not consecutive) in any twelve (12) month period.

•

Mr. Johnson will be deemed to have a “Good Reason” to terminate his employment if, without Mr. Johnson’s consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the Company of Mr. Johnson’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) an adverse change in Mr. Johnson’s title as CEO of Herbalife America or the Company, Mr. Johnson’s involuntary removal from the Board, or failure of Mr. Johnson to be elected to the Board at any time during the term of the Johnson Employment Agreement; (ii) a substantial diminution in Mr. Johnson’s duties, responsibilities or authority for the Company, taken as a whole (except during periods when Mr. Johnson is unable to perform all or substantially all of his duties or responsibilities as a result of his illness (either physical or mental) or other incapacity); (iii) a change in location of the Company’s chief executive office to a location more than 50 miles from its current location; (iv) any other material breach of the Johnson Employment Agreement; or (v) the failure by any successor to the Company to assume in writing the Company’s obligations under the Johnson Employment Agreement. Mr. Johnson shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

For the purposes of the Goudis Employment Agreement and the Walsh and DeSimone Severance Agreements, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•

The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of Executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case

Executive compensation	55

(but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

For the purposes of the summaries of the Johnson and Goudis Employment Agreements and the Walsh and DeSimone Severance Agreements, as well as the 2014 Plan:

•

a “Change of Control” means: the occurrence of any one of the following (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2014 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then-outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2014 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company). The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2016 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

For the purposes of the Severance Plan, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, by of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

•

The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material reduction in the executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from

56	Executive compensation

executive’s residence than it was before; provided, however, that Good Reason shall not exist unless the executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2016 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name	Termination without cause or with good reason not in connection with a change of control	Termination without cause or with good reason in connection with a change of control	Termination without cause or with good reason when Mr. Johnson is no longer CEO	Change in control (without termination)	Death or disability
Michael O. Johnson
Severance(1)	$7,416,000	$7,416,000	—	—	—
Bonus(2)	$3,708,000	$3,708,000	—	—	$3,708,000
Equity acceleration(3)	—	$5,774,873	—	$2,887,436	$5,774,873
Outplacement service	$20,000	$20,000	—	—	—
Medical coverage	$134,303	$134,303	—	—	$134,303
Trading blackout payment(4)	$250,000	$250,000	—	—	—
Excise tax gross-up(5)	—	—	—	—	—
Life insurance	—	—	—	—	$11,000,000
Desmond Walsh
Severance(1)	$1,351,360	$1,351,360	—	—	—
Bonus(2)	$918,925	$918,925	—	—	$918,925
Equity acceleration(3)		$1,755,102	—	$1,755,102	$1,755,102
Outplacement service	$20,000	$20,000	—	—	—
Medical coverage	$15,949	$15,949	—	—	—
Life insurance	—	—	—	—	$1,000,000
Richard P. Goudis
Severance(1)	$1,351,360	$1,351,360	$1,351,360	—	—
Bonus(2)	$918,925	$918,925	$918,925	—	$918,925
Equity acceleration(3)	—	$1,755,102	$877,551	$1,755,102	$1,755,102
Outplacement service	$20,000	$20,000	$20,000	—	—
Medical coverage	$15,949	$15,949	$15,949	—	—
Life insurance	—	—	—	—	$1,000,000
John G. DeSimone
Severance(1)	$1,200,000	$1,200,000	—	—	—
Bonus(2)	$900,000	$900,000	—	—	$900,000
Equity acceleration(3)	—	$1,284,071	—	$1,284,071	$1,284,071
Outplacement service	$20,000	$20,000	—	—	—
Medical coverage	$25,562	$25,562	—	—	—
Life insurance	—	—	—	—	$1,000,000
Alan L. Hoffman
Severance(1)	—	—	—	—	—
Bonus	—	—	—	—	—
Equity acceleration(3)	—	—	—	—	—
Outplacement service	—	—	—	—	—
Medical coverage	—	—	—	—	—
Life insurance	—	—	—	—	$1,000,000

(1)	Based on salary as of December 31, 2016.

(2)	Represents bonus amounts earned in 2016, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2016 Summary Compensation Table.” Per the terms of his employment agreement or his severance agreement, as the case may be, as described above, upon a termination of his employment by the Company without Cause or by him with Good Reason, or due to death or disability, each of Messrs. Johnson, Walsh, Goudis, and DeSimone is entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Mr. Goudis is also entitled to a pro rata bonus upon a termination due to retirement.

Executive compensation	57

(3)	Accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 30, 2016 of $48.14, and, for SARs, the difference between $48.14 and the exercise or base price of the award.

(4)	Payment made if termination occurs during a “trading blackout” or a “quiet period” with respect to Common Shares.

(5)	If the “parachute payment” (including any termination payments and the value of accelerated equity) is greater than three times the average W-2 reported compensation for Mr. Johnson for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times such average W-2 reported compensation. Under the Johnson Employment Agreement, Mr. Johnson will be entitled to reimbursement for any excise taxes imposed as well as a gross-up payment equal to any income, payroll and excise taxes payable by him as a result of the reimbursement for the excise taxes. For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2011 through 2015. In addition, Mr. Johnson was assumed to be subject to the maximum federal and state income and other payroll taxes.

58	Executive compensation

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Herbalife Common Shares as of February 27, 2017, the Record Date, of (1) each director or director nominee, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of the Company’s outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership (1)
Non-management directors and nominees
Richard P. Bermingham(2)	23,055	*
Pedro Cardoso(3)	16,249	*
Dr. Richard Carmona(4)	6,429	*
Jonathan Christodoro(4)	6,429	*
Keith Cozza(4)	6,429	*
Jeffrey T. Dunn(5)	26,179	*
Hunter C. Gary(4)	6,429	*
Jesse A. Lynn(4)	6,429	*
Michael Montelongo(4)	4,429
James L. Nelson(4)	6,429	*
Maria Otero(4)	6,429	*
John Tartol(3)	198,176	*
Named executive officers
Michael O. Johnson(6)	2,527,597	2.72%
Desmond Walsh(7)	489,792	*
Richard Goudis(8)	401,901	*
John G. DeSimone(9)	205,902	*
Alan L. Hoffman(10)	11,273	*
All directors and executive officers as a group (31 persons)(11)	4,603,268	4.95%
Greater than 5% beneficial owners
Capital Research Global Investors(12)	7,787,521	8.37%
Nomura Holdings, Inc.(13)	7,942,823	8.53%
FMR LLC(14)	6,207,054	6.67%
Carl C. Icahn(15)	22,500,000	24.17%
The Vanguard Group — 23-1945930 (16)	6,119,947	6.57%
Route One Investment Company, L.P. (17)	5,233,452	5.62%
Deccan Value Investors L.P. (18)	7,647,712	8.22%
Credit Suisse AG(19)	4,997,784	5.37%

*	Less than 1% security ownership of certain beneficial owners and management.

Security ownership of certain beneficial owners and management	59

(1)	Applicable percentage of ownership is based upon 93,085,425 Common Shares outstanding as of February 27, 2017, and the relevant number of Common Shares issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of February 27, 2017. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Includes 7,503 SARs equivalent to 1,626 Common Shares which have vested or will vest and become exercisable and 1,919 RSUs with restrictions that may lapse and be paid in Common Shares, in each case, within 60 days of February 27, 2017.

(3)	Includes 26,019 SARs equivalent to 9,820 Common Shares which have vested or will vest and become exercisable and 1,919 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 27, 2017.

(4)	Includes 1,919 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 27, 2017.

(5)	Includes 26,019 SARs equivalent to 9,820 Common Shares which have vested or will vest and become exercisable and 2,430 RSUs with restrictions that may lapse and be paid in Common Shares, in each case, within 60 days of February 27, 2017.

(6)	Includes 1,564,064 SARs equivalent to 822,123 Common Shares which have vested or will vest and become exercisable within 60 days of February 27, 2017.

(7)	Includes 670,627 SARs equivalent to 363,167 Common Shares which have vested or will vest and become exercisable within 60 days of February 27, 2017.

(8)	Includes 481,801 SARs equivalent to 234,353 Common Shares which have vested or will vest and become exercisable within 60 days of February 27, 2017.

(9)	Includes 317,496 SARs equivalent to 174,002 Common Shares which have vested or will vest and become exercisable within 60 days of February 27, 2017.

(10)	Includes 33,693 SARs equivalent to 11,273 Common Shares which have vested or will vest and become exercisable within 60 days of February 27, 2017.

(11)	Includes 4,603,268 SARs equivalent to 2,036,006 Common Shares which have vested or will vest and become exercisable within 60 days of February 27, 2017, and 23,539 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 27, 2017 and 119,292 vested and deferred RSUs that are convertible to Common Shares.

(12)	The information regarding the beneficial ownership of Capital Research Global Investors is based on the Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2017. According to this Schedule 13G/A, Capital Research Global Investors has (i) sole power to vote 7,787,521 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 7,787,521 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(13)	The information regarding the beneficial ownership of Nomura Holdings, Inc., is based on the Schedule 13G filed jointly with Nomura International PLC with the SEC on February 13, 2015. According to this Schedule 13G, (i) Nomura Holdings, Inc. has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,942,823 Common Shares; (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 7,942,823 Common Shares. Additionally, according to this Schedule 13G, Nomura International PLC has (i) sole power to vote 0 Common Shares; (ii) shared power to vote 7,409,946 Common Shares; (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 7,409,946 Common Shares. The address for Nomura Holdings, Inc. is 1-9-1 Nihonbashi, Chuo-ku, Tokyo 103-8645 Japan. The address for Nomura International, PLC is 1 Angel Lane, London EC4R 3AB, United Kingdom.

(14)	The information regarding the beneficial ownership of FMR LLC is based on the Schedule 13G/A filed jointly with the SEC by FMR LLC and Abigail P. Johnson on February 14, 2017. According to this Schedule 13G/A, FMR LLC has (i) sole power to vote 1,126,141 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 6,207,054 Common Shares and (iv) shared power to dispose of 0 Common Shares; and Abigail P. Johnson has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 6,207,054 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for each of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

(15)

The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D/A filed jointly with the SEC by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn on November 8, 2016. According to this Schedule 13D/A, High River has (i) sole power to vote 4,500,000 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 4,500,000 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Hopper has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 4,500,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 4,500,000 Common Shares; Barberry has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 4,500,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and

60	Security ownership of certain beneficial owners and management

(iv) shared power to dispose of 4,500,000 Common Shares; Icahn Partners Master Fund has (i) sole power to vote 7,323,752 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 7,323,752 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Offshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,323,752 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 7,323,752 Common Shares; Icahn Partners has (i) sole power to vote 10,676,248 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 10,676,248 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Onshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 10,676,248 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 10,676,248 Common Shares; Icahn Capital has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 18,000,000 Common Shares; (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 18,000,000 Common Shares; IPH has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 18,000,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 18,000,000 Common Shares; Icahn Enterprises Holdings has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 18,000,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 18,000,000 Common Shares; Icahn Enterprises GP has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 18,000,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 18,000,000 Common Shares; and Beckton has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 18,000,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 18,000,000 Common Shares; and Carl C. Icahn has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 22,500,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 22,500,000 Common Shares. The address for (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(16)	The information regarding the beneficial ownership of The Vanguard Group — 23-1945930 (the “Vanguard Group”) is based on the Schedule 13G filed with the SEC by the Vanguard Group on February 13, 2017. According to this Schedule 13G, the Vanguard Group has (i) sole power to vote 41,412 Common Shares, (ii) shared power to vote 7,898 Common Shares, (iii) sole power to dispose of 6,074,074 Common Shares and (iv) shared power to dispose of 45,873 Common Shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	The information regarding the beneficial ownership of Route One Investment Company, L.P. is based on the Schedule 13G filed jointly with the SEC by Route One Investment Company, L.P., ROIC, LLC, Route One Investment Company, LLC, William F. Duhamel, Jr., Jason E. Moment, Ashish H. Pant, and Richard H. Voon on February 14, 2017. According to this Schedule 13G, each reporting person has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 5,233,452 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 5,233,452 Common Shares. The address for each reporting person is One Letterman Drive, Building D, Suite DM 200, San Francisco, CA 94129.

(18)	The information regarding the beneficial ownership of Deccan Value Investors L.P. is based on the Schedule 13G filed jointly with the SEC by Deccan Value Investors L.P. and Vinit Bodas on February 14, 2017. According to this Schedule 13G, each of Deccan Value Investors L.P. and Vinit Bodas has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 7,647,712 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 7,647,712 Common Shares. The address for each of Deccan Value Investors L.P. and Vinit Bodas is One Fawcett Place, Greenwich, CT 06830.

(19)	The information regarding the beneficial ownership of Credit Suisse AG is based on the Schedule 13G filed with the SEC by Credit Suisse AG on February 14, 2017. According to this Schedule 13G, Credit Suisse AG has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 4,997,784 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 4,997,784 Common Shares. The address for each of Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

Security ownership of certain beneficial owners and management	61

Part 6	Certain relationships and related transactions

The Company has several written policies applicable to the review and approval of related party transactions. Pursuant to the audit committee charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, must be reviewed and approved by both the Company’s legal and internal audit departments.

In February 2016, our Board of Directors approved a written policy, or the Related Party Transaction Policy, regarding the consideration by the audit committee of transactions between the Company and any director, officer or holder of more than 5% of our voting securities and their affiliates (each, a related party) involving or expected to involve an amount of at least $120,000 in which the related party has a direct or indirect interest. Transactions along with all relevant facts and circumstances shall be submitted to the audit committee for consideration unless it is not possible to convene an audit committee meeting, in which case the chair of the audit committee may review the transaction, with his or her determination submitted to the full audit committee for its review and consideration at its next regularly scheduled meeting. The Related Party Transaction Policy also outlines certain transactions that are deemed to be pre-approved by the audit committee. The Related Party Transaction Policy is in addition to the Conflict of Interest Policy described above.

The transactions summarized under “Transactions prior to Related Party Transaction Policy” below were entered into prior to the implementation of the Related Party Transaction Policy. Mr. Tartol’s sister’s earnings summarized under “Other transactions” below were approved pursuant to the Related Party Transaction Policy. The compensation of the spouse of one of our non-NEO executive officers summarized under “Other transactions” below fell within the category of transactions that are deemed to be pre-approved by the audit committee.

Transactions prior to Related Party Transaction Policy

Registration rights agreement

Michael O. Johnson, our Chairman and Chief Executive Officer, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson, may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of directors and officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2016 Revision), or the Statute, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted company incorporated with limited liability. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to

62	Certain relationships and related transactions

the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Memorandum and Articles of Association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other transactions

Mr. Tartol’s sister earned approximately $1.3 million in compensation in 2016 under the Company’s Marketing Plan resulting from her activities as an Herbalife Member.

A spouse of one of our executive officers who is not a named executive officer was paid approximately $372,000 in fiscal 2016. This amount is converted from GBP based on the average exchange rate of 1.3555 in 2016 as reported by the Federal Reserve Board. This amount is based on total base salary, bonus, payments for vested restricted cash unit awards and all other compensation. The spouse also received 3,275 SARs in 2016, which have an aggregate grant date fair value of approximately $97,500.

Certain relationships and related transactions	63

Part 7	Additional information

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2016, except that (i) on May 13, 2016, a late Form 4 was filed for each of the following executive officers in respect of the vesting of a tranche or tranches, as applicable, of previously awarded SARs, the vesting of which were subject to the Company’s achievement of certain performance conditions, including meeting the “sales leader” retention rate for fiscal 2015, which were determined to have been achieved: Shin-Shing Bosco Chiu, John DeSimone, Miguel Angel Fernandez Calero, Ibelis Fleming, Mark Friedman, Richard Goudis, David Pezzullo, Gioji Okuhara, Alan Hoffman, Jesus Alvarez, Jossie Aspauza, Edi Hienrich, Michael Johnson, Robert Levy and Des Walsh; (ii) on August 1, 2016, a late Form 4 was filed for Frank Lamberti in respect of a sale of Common Shares on July 15, 2016 that was effected pursuant to Mr. Lamberti’s Rule 10b5-1 trading plan that was entered into on March 3, 2016; and (iii) on December 30, 2016, a late Form 4 was filed for each of the following executive officers in respect of the vesting of a tranche of previously awarded SARs, the vesting of which were subject to the Company’s achievement of certain performance conditions, including meeting the “sales leader” retention rate for fiscal 2015, which were determined to have been achieved: Shin-Shing Bosco Chiu, John DeSimone, Miguel Angel Fernandez Calero, Ibelis Fleming, Richard Goudis, Edi Hienrich, Michael Johnson, Robert Levy and Des Walsh.

“Householding” of proxy materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to Herbalife Ltd., c/o Herbalife International, Inc., Assistant Corporate Secretary, 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015, or by calling the Assistant Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

64	Additional information

Shareholder nominations

Your attention is drawn to Articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered office of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder proposals for the 2018 annual general meeting

Pursuant to the Memorandum and Articles of Association, for a shareholder to bring a matter before the 2018 annual general meeting, the business must be legally proper and written notice of shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2018 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 13, 2017. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Codes of business conduct and ethics and principles of corporate governance

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to

Additional information	65

“Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual report, financial and additional information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website at www.Herbalife.com.

Stock ownership guidelines

The Company has adopted stock ownership guidelines applicable to each of our named executive officers and non-management directors. Our CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary. Our other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries. Each non-management director is encouraged to hold

Common Shares and/or vested equity awards with a value equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors. As of the date of this Proxy Statement, eleven of our Board members other than our CEO have served for two or more years and of these, four were in compliance with these guidelines. All of our NEOs except Mr. Hoffman, who joined the Company in September 2014, were in compliance with these guidelines.

Annual report, financial and additional information

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2016 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 23, 2017. A copy of the Company’s Annual Report on Form 10-K will be made available with and, to each shareholder of record on the Record Date who requests such materials, mailed concurrently with, this Proxy Statement.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations”, “Financial Information” and “SEC Filings” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Ltd.

c/o Herbalife International, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

MARK J. FRIEDMAN

General Counsel and Corporate Secretary

Dated: March 13, 2017

66	Additional information

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2017.

Vote by Internet
• Go to www.envisionreports.com/HLF
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Outside the USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, for 1 Year for Proposal 3, and FOR Proposal 4.

1.	Election of Directors:		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain	+
	01 -	Michael O. Johnson	☐	☐	☐	02 -	Jeffrey T. Dunn	☐	☐	☐	03 -	Richard P. Bermingham	☐	☐	☐

	04 -	Pedro Cardoso	☐	☐	☐	05 -	Richard H. Carmona	☐	☐	☐	06 -	Jonathan Christodoro	☐	☐	☐

	07 -	Keith Cozza	☐	☐	☐	08 -	Hunter C. Gary	☐	☐	☐	09 -	Jesse A. Lynn	☐	☐	☐

	10 -	Michael Montelongo	☐	☐	☐	11 -	James L. Nelson	☐	☐	☐	12 -	Maria Otero	☐	☐	☐

	13 -	John Tartol	☐	☐	☐

		For	Against	Abstain		1 Year	2 Years	3 Years	Abstain

2.	Advisory vote to approve the Company’s executive compensation:	☐	☐	☐	3. Advisory vote as to the frequency of shareholder advisory votes on the Company’s executive compensation.	☐	☐	☐	☐
4.	Ratify the appointment of the Company’s independent registered public accountants for fiscal year 2017:	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

∎	+

                                     02JGID

Important notice regarding the Internet availability of proxy materials for the 2017 Annual General Meeting of Shareholders. The 2017 Proxy Statement and the 2016 Annual Report to Shareholders are available at: http://www.envisionreports.com/HLF

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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Proxy — HERBALIFE LTD.

Annual General Meeting of Shareholders – April 27, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Michael O. Johnson and Mark J. Friedman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the Common Shares of Herbalife Ltd. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held April 27, 2017 at 9:00 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA. 90015 or at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4 AND FOR “1 YEAR” WITH RESPECT TO PROPOSAL 3.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+